Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ON ASSIGNMENT, INC.,

ON ASSIGNMENT 2007 ACQUISITION CORP.,

AND

OXFORD GLOBAL RESOURCES, INC.

AND

THOMAS F. RYAN, AS
INDEMNIFICATION REPRESENTATIVE

JANUARY 3, 2007

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2.23	Existing Customers and Suppliers	27
2.24	Permits	27
2.25	Certain Business Relationships With Affiliates	27
2.26	Books and Records	27
2.27	Brokers’ Fees	27
2.28	Guarantees	27
2.29	Export and Industrial Security	27
2.30	Earnout and Contingent Payments	28

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		28

3.1	Organization and Corporate Power	28
3.2	Authorization of Transaction	28
3.3	Noncontravention	29
3.4	Litigation	29
3.5	Financing	29
3.6	Export and Industrial Security	29
3.7	Capitalization	30
3.8	Reports and Financial Statements	30
3.9	Solvency	30

ARTICLE IV COVENANTS		31

4.1	Closing Efforts	31
4.2	Governmental and Third-Party Notices and Consents	31
4.3	Stockholder Approval	32
4.4	Operation of Business	32
4.5	Access to Information	34
4.6	Expenses	35
4.7	Director and Officer Indemnification	35
4.8	Repayment of Debt; Distribution of Cash	36
4.9	Employment Matters	36
4.10	Stock Options	37
4.11	FIRPTA Tax Certificates	37
4.12	S Corporation Status	38
4.13	Withholding Forms	38
4.14	Export and Industrial Security	38
4.15	Registration of Stock Consideration	38
4.16	Notification	40
4.17	Tax Matters	40
4.18	Financial Statements	45
4.19	Real Property Leases	45
4.20	Company Unvested Stock Options	45
4.21	Financing	45
4.22	Letters of Credit	46

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ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER		46

5.1	Conditions to Each Party’s Obligations	46
5.2	Conditions to Obligations of the Buyer and the Transitory Subsidiary	46
5.3	Conditions to Obligations of the Company	47

ARTICLE VI INDEMNIFICATION		48

6.1	Indemnification by the Company Stockholders	48
6.2	Indemnification by the Buyer	49
6.3	Indemnification Claims	49
6.4	Survival of Representations and Warranties	52
6.5	Limitations	53
6.6	Treatment of Indemnity Payments	54

ARTICLE VII TERMINATION		54

7.1	Termination of Agreement	54
7.2	Effect of Termination	55

ARTICLE VIII DEFINITIONS		56

ARTICLE IX MISCELLANEOUS		67

9.1	Press Releases and Announcements	67
9.2	No Third-Party Beneficiaries	67
9.3	Entire Agreement	67
9.4	Succession and Assignment	67
9.5	Counterparts and Facsimile Signature	67
9.6	Headings	68
9.7	Notices	68
9.8	Governing Law	68
9.9	Amendments and Waivers	69
9.10	Severability	69
9.11	Submission to Jurisdiction	69
9.12	Construction	69
9.13	Specific Performance	70

Exhibit A	Form of Promissory Note
Exhibit B	Allocation Schedule
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E-1	McGowan Employment Agreement
Exhibit E-2	McGowan Non-Competition Agreement
Exhibit F	Non-Competition Agreement

iii

AGREEMENT AND PLAN OF MERGER

Agreement entered into as of January 3, 2007 by and among On Assignment, Inc., a Delaware corporation (the “Buyer”), On Assignment 2007 Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), Oxford Global Resources, Inc., a Delaware corporation (the “Company”) and Thomas F. Ryan, as Indemnification Representative.

This Agreement contemplates a merger of the Transitory Subsidiary into the Company.  In such merger, the stockholders of the Company (each, a “Company Stockholder”) will receive cash and stock in exchange for their capital stock of the Company.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
THE MERGER

1.1           The Merger.  Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time (the “Merger”).  From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease, and the Company shall continue as the Surviving Corporation.  The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2           The Closing.  The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Waltham, Massachusetts, commencing at 9:00 a.m. local time on the Closing Date.

1.3           Actions at the Closing.  At the Closing:

(a)           the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b)           the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c)           the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(d)           each Company Stockholder shall deliver to the Buyer for cancellation the certificate(s) representing his/her shares of Common Stock, $.01 par value per share, of the Company (the “Company Shares”);

(e)           the Buyer shall pay to each Company Stockholder the Per Share Cash Consideration and the Per Share Stock Consideration into which his or her Company Shares are converted pursuant to Section 1.5 by delivery of a promissory note in the form attached hereto as Exhibit A, which note shall be backed by a standby letter of credit issued by a bank mutually acceptable to the Buyer and the Company, the costs of which shall be paid at Closing by the Company Stockholders, and which may be repaid by delivery to each Company Stockholder of the Per Share Cash Consideration and the Per Share Stock Consideration into which his or her Company Shares are converted pursuant to Section 1.5;

(f)            the Buyer shall deliver the aggregate Per Share Option Consideration to the Company, which shall pay by check or by wire transfer to each Optionholder the Per Share Option Consideration into which his or her Options are converted pursuant to Section 1.5; and

(g)           the Buyer, the Indemnification Representative and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer or the Transitory Subsidiary shall deposit an amount in cash equal to $20,000,000 (the “Escrow Cash”) with the Escrow Agent in accordance with Section 1.9.

1.4           Additional Action.  The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

1.5           Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)           Capital Stock of Transitory Subsidiary.  Each share of common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

(b)           Treasury Stock.  Each Company Share held in the Company’s treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

(c)           Merger Consideration; Conversion of Equity.  The aggregate merger consideration to be paid by the Buyer at the Closing in respect of all of the outstanding shares of capital stock of the Company and all of the outstanding Company Vested Stock Options shall be (i) One Hundred Ninety Million Dollars ($190,000,000) (the “Cash Consideration”) and (ii) a number of shares of Buyer Common Stock with a value of $10,000,000, based on the Buyer Common Stock Price (the “Stock Consideration”) (the amount of the Cash Consideration and the Stock Consideration collectively, the “Purchase Price”), subject to adjustment pursuant to Section 1.6 hereof.  The Stock Consideration may be paid in any combination of cash and/or Buyer Common Stock at the sole option of Buyer; provided that if Buyer chooses to pay all or a portion of the Stock Consideration in cash, the amount shall equal the greater of (i) the value of the shares of Buyer Common Stock not delivered based on the Buyer Common Stock Price and (ii) the value of the shares of Buyer Common Stock not delivered based on the closing price of the Buyer Common Stock on the trading day prior to the Closing Date.  At the Closing:

(i)            each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Company Shares held in the Company’s treasury) shall be converted into and represent the right to receive, (A) the Per Share Cash Consideration, (B) the Per Share Stock Consideration, (C) the Per Share 2007 Stockholder Earnout Amount and (D) the Per Share 2008 Earnout Amount, without any interest thereon;

(ii)           each Company Vested Stock Option issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive, in cash, (A) the excess of (1) the Per Share Option Consideration less (2) the exercise price per share of the Company Shares subject to such Company Vested Stock Option, (B) the Per Share 2007 Optionholder Earnout Amount and (C) the Per Share 2008 Earnout Amount, without any interest thereon; and

(iii)          each Company Unvested Stock Option shall be cancelled without payment of consideration therefor.

1.6           Adjustments to Purchase Price.

(a)           Closing Date Purchase Price Adjustment.

(i)            Not later than three Business Days prior to the Closing Date, the Company shall provide the Buyer with an estimated balance sheet of the Company as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Closing Working Capital derived from the Estimated Closing Balance Sheet (“Estimated Closing Working Capital”).  The Estimated Closing Balance Sheet shall be prepared by the Company in accordance with GAAP and the Estimated Closing Working Capital shall be prepared by the Company in accordance with Schedule 1.6(a) attached hereto.

(ii)           If Estimated Closing Working Capital is less than Target Working Capital, then the Cash Consideration payable at Closing will be decreased by the positive difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Closing Working Capital Shortfall”).  If Estimated Closing Working Capital is greater than Target Working Capital, then the Cash Consideration payable at Closing will be increased by the positive difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Closing Working Capital Excess”).  “Target Working Capital” shall be $13,198,055.

(b)           Post-Closing Date Purchase Price Adjustment.

(i)            Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between Closing Working Capital and Estimated Closing Working Capital.

(ii)           Within 60 days following the Closing Date, the Buyer shall deliver to the Indemnification Representative a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”), reviewed by the Company’s independent accountants, and a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”).  The Closing Balance Sheet shall be prepared in accordance with GAAP and the Closing Working Capital Statement shall be prepared in accordance with Schedule 1.6(a) attached hereto.  The Surviving Corporation shall cooperate with the Buyer in connection with the preparation of the Closing Balance Sheet and Closing Working Capital Statement.  The Surviving Corporation shall assist the Indemnification Representative with his review of the Closing Balance Sheet and the Closing Working Capital Statement and all financial statements and work papers related thereto.  The Indemnification Representative shall have reasonable access to the books and records (including financial statements and work papers) of the Surviving Corporation during regular business hours for the purpose of verifying the Closing Balance Sheet and the Closing Working Capital Statement.

(iii)          The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) delivered to the Indemnification Representative by the Buyer shall be conclusive and binding upon the parties unless the Indemnification Representative, within 30 days after delivery to the Indemnification Representative of the Closing Balance Sheet and the Closing Working Capital Statement, notifies the Buyer in writing that the Indemnification Representative disputes any of the amounts set forth therein, specifying in detail the nature of the dispute and the basis therefor.  The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within 30 days after notice is given by the Indemnification Representative to the Buyer pursuant to the second preceding sentence, the parties shall submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution.  If the parties cannot agree on the selection of an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such firm, and such appointment shall be conclusive and binding on the parties.  Promptly, but no later than 20 days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Buyer and the Indemnification Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties.  All proceedings conducted by the Arbiter shall take place in Boston, Massachusetts.  In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 1.6 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.  The fees, costs and expenses of the Arbiter shall be equally allocated to and borne by the Buyer and the Company Stockholders.

(iv)          Upon final determination of Closing Working Capital as provided in Section 1.6(b)(iii) above, (A) if Closing Working Capital is greater than Estimated Closing Working Capital, the Cash Consideration shall be increased by the excess of Closing Working Capital over Estimated Closing Working Capital (the “Working Capital Excess”), and the Buyer

shall promptly, but no later than five business days after such final determination, pay the Additional Cash Per Share to the Company Stockholders and Optionholders (by check or by wire transfer of immediately available funds to accounts previously designated by each Company Stockholder and each Optionholder), and (B) if Closing Working Capital is less than Estimated Closing Working Capital, the Cash Consideration shall be decreased by the excess of Estimated Closing Working Capital over Closing Working Capital, and the Company Stockholders shall pay to the Buyer the amount of such difference, (the “Working Capital Shortfall”).

(v)           If an amount is payable to the Buyer pursuant to Section 1.6(b)(iv), such amount shall be paid to the Buyer within five business days after a final determination by the Company Stockholders, jointly and severally, in cash, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by the Buyer within such period.  If the amount is not paid by the Company Stockholders within such period, (i) such amount shall be paid by the Escrow Agent from the Escrow Cash and any earnout payment due pursuant to Section 1.8 shall be paid to the Escrow Agent as Escrow Cash to the extent of such payment (less amounts paid by the Company Stockholders to the Escrow Agent as Escrow Cash) and (ii) such amount shall remain due and payable by the Company Stockholders to the Escrow Agent as Escrow Cash.

1.7           Dissenting Shares.

(a)           Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration unless the Company Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn his, her or its demand for appraisal.  If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to such Company Stockholder a payment representing the portion of the Merger Consideration to which such holder is entitled pursuant to Section 1.5.

(b)           The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law.  The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.8           Earnout.

(a)           Earnout Payment.  In addition to the consideration payable and/or issuable to the Company Stockholders and Optionholders pursuant to Sections 1.5 and 1.6 hereof, the Company Stockholders shall be entitled to receive the Per Share 2007 Stockholder Earnout Amount and the Per Share 2008 Earnout Amount and the Optionholders shall be entitled to receive the Per Share 2007 Optionholder Earnout Amount and the Per Share 2008 Earnout Amount multiplied by the number of shares held by each Company Stockholder and underlying the Company Vested Stock Options held by each Optionholder as applicable.

(b)           Time for Determination.

(i)            Within 10 days following the completion of the audited financial statements of Buyer for each of the Earnout Periods, Buyer shall determine the Earnout EBITDA for such Earnout Period (the “Applicable Earnout EBITDA”) and deliver to the Indemnification Representative a copy of such computation.  Upon the request of the Indemnification Representative, the Buyer shall prepare and deliver to the Indemnification Representative income statement and expense detail supporting the calculation of the Applicable Earnout EBITDA for such Earnout Period.  Such computation delivered to the Indemnification Representative by the Buyer shall be conclusive and binding upon the parties, unless the Indemnification Representative, within 30 days after delivery to the Indemnification Representative of such computation, notifies the Buyer in writing that the Indemnification Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.  Immediately following delivery of the computation of the Applicable Earnout EBITDA, the Indemnification Representative shall have reasonable access to the books and records (including financial statements) of the Surviving Corporation during regular business hours for the purpose of verifying Buyer’s computation of the Applicable Earnout EBITDA and the Applicable Earnout Amount for such Earnout Period.  Solely for the purpose of clarification, the 2007 Earnout Amount and the 2008 Earnout Amount A will be computed after the completion of the audited financial statements of Buyer for its fiscal year ending December 31, 2007 and the 2008 Earnout Amount B shall be computed after the completion of the audited financial statements of Buyer for its fiscal year ending December 31, 2008.

(ii)           The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the computation of the Applicable Earnout EBITDA, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within 30 days after notice is given by the Indemnification Representative to the Buyer pursuant to Section 1.8(b)(i) above, the parties shall submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Earnout Arbiter”) for resolution.  If the parties cannot agree on the selection of an independent accounting firm to act as the Earnout Arbiter, the parties shall request the American Arbitration Association to appoint such firm, and such appointment shall be conclusive and binding on the parties.  Promptly, but no later than 20 days after acceptance of his or her appointment as Earnout Arbiter, the Earnout Arbiter shall determine (it being understood that in making such determination, the Earnout Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Buyer and the Indemnification Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Applicable Earnout Amount, which shall be conclusive and binding on the parties.  All proceedings conducted by the Earnout Arbiter shall take place in Boston, Massachusetts.  In resolving any disputed item, the Earnout Arbiter (x) shall be bound by the provisions of this Section 1.8(b)(ii) and (y) may not assign a value to the Applicable Earnout Amount greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees, costs and expenses of the Earnout Arbiter shall be equally allocated to and borne by the Buyer and the Company Stockholders.

(iii)          The Applicable Earnout Amount shall be paid to the Company Stockholders and the Optionholders as follows: (A) as to any amounts that are not subject to dispute as set forth in a notice of the Indemnification Representative pursuant to Section 1.8(b)(ii) above, within a reasonable time after the expiration of the time during which the Indemnification Representative may object to the Buyer’s calculation of the Applicable Earnout Amount; and (B) as to any amounts that are subject to dispute as set forth in a notice of the Indemnification Representative pursuant to Section 1.8(b)(ii) above, within five (5) business days following the date that the determination of the disputed portion of the Applicable Earnout Amount shall become binding and conclusive in accordance with Sections 1.8(b)(i) or 1.8(b)(ii) above, as the case may be.

(c)           Operation of Surviving Corporation.  During the Earnout Period, the Surviving Corporation shall be operated (i) in a commercially reasonable manner that balances the short-term earnings and long-term growth of the Company; (ii) in a manner reasonably similar to its operations in 2006 and (iii) consistent with the assumptions underlying the projections prepared by the Company for the Earnout Period.  In particular:

(i)            The Surviving Corporation shall be maintained and accounted for as a free-standing subsidiary of the Buyer and not combined with any other current or future business operations of Buyer or its other subsidiaries.

(ii)           The business and affairs of the Surviving Corporation shall be managed by or under the direction of Michael McGowan (or, if Michael McGowan ceases to be employed by the Surviving Corporation during 2007, such other person appointed by Buyer following good faith consultation with the Indemnification Representative), who shall (i) report directly to the Chief Executive Officer of the Buyer and (ii) have authority and discretion to run and operate the business of the Surviving Corporation in a manner consistent with the operation of the business of the Company during the 12-month period prior to the Closing, including making strategic and operating decisions affecting the business and affairs of the Surviving Corporation.

(iii)          The Buyer shall not take any action that will materially increase the SG&A expenses of the Surviving Corporation in the aggregate without the prior written consent of the President of the Surviving Corporation, which consent shall not be unreasonably withheld.  Notwithstanding the previous sentence, no consent will be required if an appropriate adjustment is made to negate the impact of such expense on the Applicable Earnout EBITDA.  For purposes of this Section 1.8, “material” shall mean any amount in excess of $250,000.

(iv)          To the extent that the Buyer requires the Surviving Corporation to incur additional SG&A expenses that in the aggregate are material and it would not otherwise incur, an increase shall be made to the Applicable Earnout EBITDA equal to the amount of such amount in excess of $250,000.  To the extent that the Buyer requires the Surviving Corporation to incur additional SG&A expenses unrelated to the Company’s business, an increase shall be made to the Applicable Earnout EBITDA.  For purposes of clarification only, it would be unrelated to the Company’s business if, at the request of the Buyer, the Surviving Corporation adds to its staff accountants or implements information technology systems to assist other subsidiaries of the Buyer.

(d)           Accounting.  In calculating the EBITDA of the Surviving Corporation for purposes of this Agreement, the operations of the Surviving Corporation shall be accounted for in accordance with GAAP as in effect on the Closing Date, applied consistently with the Company’s existing (as of the Closing Date) accounting practices and procedures, except to the extent that any of such accounting practices and procedures are not in compliance with GAAP as in effect on the Closing Date.  Any subsequent changes in GAAP that would materially affect EBITDA shall not be taken into account for purposes of calculating EBITDA for purposes of this Agreement (regardless of how accounted for other purposes such as the Buyer’s SEC reporting or internal accounting).

(e)           Acceleration.  Notwithstanding any other provision of this Agreement, in the event that at any point prior to the end of the Earnout Period the Buyer or any Affiliate or successor entity of the Buyer ceases to be (either directly, or indirectly through one or more wholly owned subsidiaries) the owner of all of the outstanding capital stock of or other equity interests in the Surviving Corporation, then immediately upon the occurrence of any such event, the Buyer shall irrevocably become liable to pay, to the extent then unpaid, to the Company Stockholders and the Optionholders the maximum 2007 Earnout Amount, 2008 Earnout Amount A and 2008 Earnout Amount B (if such event occurs in 2007) and the applicable 2007 Earnout Amount and the maximum 2008 Earnout Amount (if such event occurs in 2008).  Such 2007 Earnout Amount and the 2008 Earnout Amount shall be delivered by the Buyer by check or wire transfer of immediately available funds to the accounts previously designated by the Company Stockholders and the Optionholders.

(f)            Acknowledgement.  The Buyer and the Company acknowledge: (i) the payment of the Applicable Earnout Amount hereunder is an integral part of the consideration to be received by the Company Stockholders and Optionholders pursuant to this Agreement and the transactions contemplated hereby; (ii) the Applicable Earnout Amount is not dependent upon the operating results of Buyer or any subsidiary or affiliate of Buyer; (iii) the right of the Company Stockholders and Optionholders to a portion of the Applicable Earnout Amount is not transferable other than by operation of law or as otherwise provided herein; (iv) the right of the Company Stockholders and Optionholders to a portion of the Applicable Earnout Amount shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer and shall not entitle any Company Stockholders or Optionholders to any rights common to any holder of Buyer Common Stock; and (v) the right of the Company Stockholders and Optionholders to payment of the Applicable Earnout Amount shall not bear any interest except to the extent the payment thereof by the Buyer is delayed in violation of this Agreement.

1.9           Escrow.

(a)           On the Closing Date, the Buyer or the Transitory Subsidiary shall deposit the Escrow Cash with the Escrow Agent for the purpose of securing the indemnification obligations of the Company Stockholders set forth in this Agreement.  The Escrow Cash shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof until the date that is 18 months following the Closing Date (the “Escrow Termination Date”).  The Escrow Cash shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b)           The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Cash in escrow.

1.10         Indemnification Representative.

(a)           The Company Stockholders by the approval and adoption of this Agreement appoint, authorize and empower Thomas F. Ryan (the “Indemnification Representative”) to act on behalf of each Company Stockholder in connection with, and to facilitate the consummation of the transactions under, this Agreement, which shall include the power and authority (i) to make all decisions relating to the determination of any adjustments to the Cash Consideration and the determination of the Applicable Earnout EBITDA, (ii) to take all action necessary in connection with the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer pursuant to Article VI hereof, (iii) to give and receive all notices required to be given under the Agreement, (iv) to execute and deliver the Escrow Agreement, (v) to execute and deliver such amendments to this Agreement as the Indemnification Representative, in his reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement, and (vi) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Stockholders by the terms of this Agreement.

(b)           In the event of the death or permanent disability of the Indemnification Representative, Adam Ryan shall serve as Indemnification Representative.  In the event of the death or permanent disability of Adam Ryan, a successor Indemnification Representative shall be elected by a majority vote of the Company Stockholders, with each such Company Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Company Stockholder immediately prior to the effective time of the Merger.  Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement and the Escrow Agreement upon the original Indemnification Representatives.

(c)           All decisions and actions by the Indemnification Representative, including, without limitation, any agreement between the Indemnification Representative and the Buyer relating to the determination of any adjustments to the Cash Consideration and the determination of the Applicable Earnout EBITDA, the defense or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer pursuant to Article VI hereof or the amendment of this Agreement shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(d)           By their adoption and approval of this Agreement, the Company Stockholders agree that:

(i)            the Buyer shall be able to rely conclusively on the instructions and decisions of the Indemnification Representative as to the determination of any adjustments to the Cash Consideration and the determination of the Applicable Earnout EBITDA, the settlement of any claims for indemnification by the Buyer pursuant to Article VI hereof, the amendment of this Agreement or any other actions required to be taken by the Indemnification Representative hereunder, and no Party hereunder shall have any cause of action against the Buyer or the Indemnification Representative for any action taken by the Buyer in reliance upon the instructions or decisions of the Indemnification Representative;

(ii)           all actions, decisions and instructions of the Indemnification Representative shall be conclusive and binding upon all of the Company Stockholders, and no Company Stockholder shall have any cause of action against the Indemnification Representative for any action taken, decision made or instruction given by the Indemnification Representative under this Agreement, except for fraud or willful breach of this Agreement by the Indemnification Representative;

(iii)          the provisions of this Section 1.10 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

(iv)          remedies available at law for any breach of the provisions of this Section 1.10 are inadequate; therefore, the Buyer, the Indemnification Representative and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if any such Party brings an action to enforce the provisions of this Section 1.10; and

(v)           the provisions of this Section 1.10 shall be binding upon the executors, heirs, legal representatives and successors of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the Company Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(e)           All fees and expenses incurred by the Indemnification Representative shall be paid by the Company Stockholders in proportion to their ownership of Company Shares.

1.11         Currency.  All references herein to “Dollars” and amounts preceded by a “$” shall be construed as references to United States dollars.

1.12         Certificate of Incorporation and By-laws.

(a)           The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be amended and restated in its entirety so that such Certificate of Incorporation is identical to the Certificate of Incorporation of the Transitory Subsidiary

immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(b)           The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.13         No Further Rights.  From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law.

1.14         Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.  If, after the Effective Time, certificates formerly representing Company Shares are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.5, subject to applicable law in the case of Dissenting Shares.

1.15         Withholding.  The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder and any Optionholder such amounts as the Buyer is required to deduct and withhold under the Code, or any Tax provision, with respect to the making of such payment.  To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders or Optionholders, as applicable, in respect of whom such deduction and withholding was made by the Buyer.

1.16         Fractional Shares.  No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of the Company Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of Company Shares as of the Closing Date who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Common Stock Price.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.

The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  For purposes of this Article II, the phrase “to the knowledge of the Company” or “of which the Company is aware” or any variation of any of the foregoing or phrase of similar import shall be deemed to refer to the actual knowledge of Thomas F. Ryan, Michael McGowan, Edward Kelly and Robert Indresano.

2.1           Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.  The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s business or the ownership or leasing of its real properties requires such qualification.  The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished to the Buyer complete and accurate copies of its certificate of incorporation and by-laws.  The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

2.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 20,000,000 Company Shares, of which 13,150,000 shares are issued and outstanding.

(b)           Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the holders of capital stock of the Company, showing the number of shares of such capital stock held by each Stockholder.  Section 2.2 of the Disclosure Schedule also indicates any outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable Stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c)           Section 2.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Company Shares issued to date under such Plan, the number of Company Shares subject to outstanding Options under such Plan and the number of Company Shares reserved for future issuance under such Plan; and (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Company Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto).  The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Options.  All Options have been granted in compliance in all material respects with applicable law and the terms of the applicable Company Stock Plans and, to the knowledge of the Company, have (or with respect to such Options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such Options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of the underlying stock as of the date the Option was granted (determined in accordance with applicable law, including, to the extent applicable, Code Section 409A).  The Company has (i) 1,374,900 shares available for issuance under the Company’s Amended and Restated 2001 Share Incentive Plan, and (ii) 27,700 shares available for issuance under the Company’s Amended and Restated 2004 California Share Incentive Plan, which available shares, in each case, exclude all shares subject to any Options (together, the “Available Shares”).

(d)           Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock, restricted stock, profit participation or other rights based on or measured by the value of any equity security of, or interest in, the Company.

(e)           There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

2.3           Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and all other agreements contemplated hereby to which it is a party, and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Company Stockholders, the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.  This Agreement and all other agreements contemplated hereby to which it is a party have been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4           Noncontravention.  Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations or additional payments under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party (other than contracts or instruments (i) that are terminable at will by the other party for any reason or (ii) under which the other party thereto can terminate the use of the Company’s services for any reason upon notice) or by which the Company is bound or to which its assets are subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any constitution, judgment, ruling, order, writ, injunction, decree, statute, rule or regulation, or other restriction of any government, governmental agency or court applicable to the Company or any of its properties or assets.

2.5           Subsidiaries.  The Company does not have any Subsidiaries.  The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, except as set forth on Section 2.5 of the Disclosure Schedule.  The Company does not have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interest in, any Person.

2.6           Financial Statements.  The Company has provided to the Buyer the Financial Statements.  The Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

2.7           Absence of Certain Changes.  Since the Most Recent Balance Sheet Date, (a) there has not occurred a Company Material Adverse Effect, and (b) except as set forth in Section 2.7 of the Disclosure Schedule, the Company has not taken any of the actions set forth in paragraphs (a) through (v) of Section 4.4.

2.8           Undisclosed Liabilities.  Except as and to the extent (a) reflected and reserved against in the Most Recent Balance Sheet, (b) set forth on Section 2.8 of the Disclosure Schedule, or (c) incurred in the Ordinary Course of Business after the date of the Most Recent Balance Sheet and not material in amount, either individually or in the aggregate, the Company does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties or business of the Company.  For purposes of this Section 2.8, “material” means any amount in excess of $25,000 individually or $250,000 in the aggregate.

2.9           Tax Matters.

(a)           The Company, its predecessors and its past and present Subsidiaries have filed on a timely basis with the appropriate Tax authorities all Tax Returns that they were required to file (excluding Tax Returns of past Subsidiaries that were required to be filed after the date such entity was no longer a Subsidiary, unless such Tax Returns were prepared or required to be prepared by the Company), and all such Tax Returns were complete and accurate in all material respects when filed.  The Company has never been a member of an affiliated group of corporations with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the Company was common parent.  The Company (and its predecessors and past and present Subsidiaries) have paid on a timely basis all Taxes that were due and payable whether or not shown on any Tax Return (excluding Taxes of past Subsidiaries that were due and payable after the date such entity was no longer a Subsidiary).  The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), whether as accrued Taxes or other accrued expenses.  All unpaid Taxes of the Company attributable to periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business.  All Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)           The Company has made available to the Buyer complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company (and its predecessors and past and present Subsidiaries), as well as federal Income Tax Returns with respect to all taxable periods commencing on or after December 28, 2000 (or such earlier taxable periods with respect to which the applicable statute of limitations does not preclude the assessment of additional Tax) (excluding Tax Returns, examination reports and statements of deficiencies of past Subsidiaries filed, agreed to, or assessed after the date such entity was no longer a Subsidiary).  No deficiencies for Taxes of the Company have been claimed, proposed or assessed in writing by any taxing or other governmental authority.  The Tax Returns of the Company have been audited by the Internal Revenue Service or the prescribed authority in the relevant jurisdiction or are closed by the applicable statute of limitations for all taxable years through the taxable years specified for such Tax Returns in Section 2.9(b) of the Disclosure Schedule.  No examination or audit or, to the knowledge of the Company, other action of or relating to any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated.  The Company has not been informed in writing, and has not otherwise been made aware, by any jurisdiction in which the Company did not file a Tax Return that the jurisdiction believes that the Company was required to file any Tax Return that was not filed, or is subject to Tax in that jurisdiction, and there are no matters under discussion with any Governmental Entity with respect to Taxes that are likely to result in an additional liability of the Company for Taxes.  The Company has not (nor has any predecessor) waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency affecting the Company, nor has any request been made in writing for any such extension or waiver.

(c)           The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.  The Company has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of law), or as a transferee or successor, by contract, or otherwise.  The Company is not a party to or bound by a Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(d)           None of the assets of the Company (i) is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions have been or may be disallowed.

(e)           There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or corresponding Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting or other change attributable to any taxable period ending on or before the Closing Date.

(f)            The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g)           There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established on the Company’s Financial Statements.

(h)           The Stockholders are eligible to make a Section 338(h)(10) Election with respect to the purchase and sale of the Company Shares.

(i)            The Company (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) has not made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code; (iii) has not made and will not make a consent dividend election under

Section 565 of the Code; or (iv) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

(j)            The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not and has never been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) has never been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), and (v) is not a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k)           The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§ 1.6011-4(b)(2) or 301.6111-2(b)(2).  If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(l)            The Company does not have, and has not had in the past, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country.

(m)          No power of attorney with respect to any Taxes of the Company has been executed or filed with any Governmental Entity.

(n)           Each of the Company, its predecessors and its past and present Subsidiaries has been either a validly electing S corporation or a valid “qualified subchapter S subsidiary” within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state, local and foreign law, in each jurisdiction which has such a provision and in which it is or has been obligated to file income or franchise Tax Returns), as applicable, at all times during its existence (excluding, with respect to any Subsidiary’s “qualified subchapter S subsidiary” status, any period during which the entity was not a Subsidiary), and the Company will be a valid S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state, local and foreign law) up to and including the Closing Date.  None of the Company nor any qualified subchapter S subsidiary of the Company or its predecessors has any potential liability for any Tax under Section 1374 of the Code (or comparable state, local or foreign provision) in connection with the sale or deemed sale of the Company’s assets.  None of the Company nor any qualified subchapter S subsidiary of the Company or its predecessors has ever (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation (other than the Company) which is or has been a qualified subchapter S subsidiary.

(o)           Section 2.9 of the Disclosure Schedule identifies each present and former Subsidiary of the Company or of OGR Trust that is or was a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.  Each Subsidiary so identified was or has been a qualified subchapter S subsidiary throughout the periods indicated on such schedule.

(p)           Union Atlantic Insurance Company, Ltd. has validly elected under Section 953(d) to be treated as a domestic corporation at all times since December 8, 2003 up to and including December 31, 2005.

(q)           S Corporation Shareholders.  Each of the Company Stockholders is, and has been at all times during the period in which both (i) the Company has been an S corporation within the meaning of Section 1361(a) of the Code and (ii) such Company Stockholder has been a shareholder of the Company, a valid shareholder of an S corporation within the meaning of Section 1361(a) of the Code (and any comparable provision of state and local Tax law in each jurisdiction in which the Company is obligated to file income or franchise Tax Returns).

2.10         Assets.

(a)           Except as set forth in Section 2.10 of the Disclosure Schedule, the Company is the true and lawful owner of, and has good and marketable title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests.  The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted.  Such tangible assets, taken as a whole, have been maintained in accordance with normal industry practice, are in functional operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

(b)           2.10(b) of the Disclosure Schedule sets forth a list of all equipment, motor vehicles and assets which have a fair market value of over $25,000 as of the date of this Agreement and which are leased by the Company.  Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

2.11         Owned Real Property.  Except as set forth on Section 2.11 of the Disclosure Schedule, the Company does not currently own, and has not at any time during its existence owned, any Owned Real Property.

2.12         Real Property Leases.  Section 2.12 of the Disclosure Schedule lists all Leases to which the Company is a party.  The Company has made available to the Buyer complete and accurate copies of the Leases.  With respect to each Lease:

(a)           such Lease is legal, valid, binding, enforceable and in full force and effect, and the Company has good and clear record and marketable title to each leasehold interest;

(b)           such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)           the Company has not collaterally assigned or granted any other Security Interest in such Lease or any interest therein; and

(d)           neither the Company nor, to the knowledge of the Company, any other party is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending (including the transactions contemplated hereby) or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease.

2.13         Intellectual Property.

(a)           Section 2.13 of the Disclosure Schedule lists each registration or application for registration for copyrights and each registered trademark and service mark and any registration or application for registration therefor and each active registered Internet domain name of the Company.  The Company does not have any patents or patent applications.

(b)           To the knowledge of the Company, the Company owns or has the right to use all Intellectual Property necessary to conduct the business of the Company as presently conducted.  Each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property.  To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

(c)           To the knowledge of the Company, the use of the Company Intellectual Property by the Company does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any person or entity.  Section 2.13(c) of the Disclosure Schedule lists each written complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation since January 1, 2000.  The Company has made available to the Buyer a summary of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property owned by the Company.

(d)           Section 2.13 of the Disclosure Schedule identifies each license or other agreement currently in effect pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

(e)           Section 2.13 of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it, if any (excluding non-customized, off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click-through” licenses).

2.14         Contracts.

(a)           Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

(i)            any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

(ii)           any agreement (or group of related agreements) for the purchase of products or for the receipt of services which calls for performance over a period of more than one year and which involves more than the sum of $25,000.

(iii)          any agreement concerning a partnership, joint venture or limited liability company;

(iv)          any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money or any capitalized lease obligation, or under which the Company has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)           any agreement with any Stockholder or their Affiliates or Barton;

(vi)          any agreement for the acquisition of securities or substantially all of the assets of any other person (including by merger or consolidation);

(vii)         any agreement concerning noncompetition or nonsolicitation by the Company, or which otherwise restricts the ability of the Company to compete, to which the Company is a party, and any noncompetition or nonsolicitation agreement entered into by the Company and staff employees of the Company;

(viii)        any employment agreement to which the Company is a party, other than “at-will” agreements with its employees that do not provide for any severance, termination, change-of-control or similar benefits;

(ix)           any agreement under which the Company has advanced or loaned any amount currently outstanding to any of its directors, officers and employees outside the Ordinary Course of Business;

(x)            any agreement involving any current or former officer, director or stockholder of the Company or Barton or an Affiliate thereof;

(xi)           any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $25,000; and

(xii)          any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company has made available to the Buyer a complete and accurate copy of each written agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule.  With respect to each agreement so listed, except as set forth in Section 2.14 of the Disclosure Schedule:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing, in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending (including the transactions contemplated hereby) or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such agreement, and (iv) to the Company’s knowledge, no party has repudiated any provision of the agreement.

2.15         Accounts Receivable.  All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those collected since such date) are valid receivables and are not subject to material setoffs or counterclaims, except as reflected in reserves on the Most Recent Balance Sheet.  All accounts receivable of the Company on the Closing Balance Sheet will be valid receivables and are not subject to setoffs or counterclaims, are current and collectible, and will be collected within 120 days following the Closing Date in accordance with their terms at their recorded amounts, except as reflected in reserves for uncollectible accounts and deferred revenue liabilities on the Closing Balance Sheet.

2.16         Powers of Attorney.  Other than as set forth on Section 2.16 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

2.17         Insurance.  Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect.  To the knowledge of the Company and the Stockholders, there is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid or reflected in the Financial Statements, the Company is not liable for retroactive premiums, and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company, nor, to the knowledge of the Company, any other party to such policy, is in breach or default under such policy.  The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  The insurance policies maintained by the Company are appropriate for the Company’s business.  With respect to matters for which the Company is self insured, the Company maintains appropriate reserves for any claims that may not be covered thereby.

2.18         Litigation.  Except as set forth on Section 2.18 of the Disclosure Schedule, there is no action, suit or legal, administrative or arbitration proceeding or, to the Company’s knowledge, investigation to which the Company is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Company, threatened before any court or governmental agency, authority, body or arbitrator.  None of the Company Stockholders or the directors and officers of the Company has any claim that may be brought or made against the Company.  None of the actions, suits, proceedings, hearings and investigations set forth in Section 2.18 of the Disclosure Schedule would reasonably be expected to result in a Company Material Adverse Effect.  There are no injunctions, judgments, orders or decrees outstanding against the Company on the date hereof.

2.19         Employees.

(a)           Section 2.19(a) of the Disclosure Schedule contains a list of all current staff employees of the Company whose current annual rate of compensation, exclusive of any bonus/incentives, exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person.  Except as set forth in Section 2.19(a) of the Disclosure Schedule, no Company employee at the Vice President level or higher has provided notice of such employee’s intent to terminate employment with the Company and, to the knowledge of the Company, no such employee presently plans to terminate employment with the Company.

(b)           The Company is not now and has not been a party to or bound by any collective bargaining or similar agreement, nor during the past five years has the Company experienced any strikes, slowdowns, work stoppages, grievances, lockouts, claims of unfair labor practices or other collective bargaining disputes and, to the knowledge of the Company, no such strikes, slowdowns, work stoppages, grievances, lockouts, claims of unfair labor practices or other collective bargaining disputes are threatened.  There are no labor unions or other organizations, either currently or within the past five years, representing, purporting to represent or, to the knowledge of the Company, attempting to represent any employees of the Company.

(c)           The Company is in compliance with all applicable laws relating to the hiring and employment of employees, including without limitation, laws relating to wrongful discharge, discrimination, leaves of absence, wages, hours, collective bargaining and fair labor standards.

(d)           The Company has properly classified all of its service providers as either employees or independent contractors.  The Company has withheld and paid to the appropriate governmental authority all amounts required to be withheld from compensation paid to its employees and is not liable for any arrears of taxes, penalties or other sums for failure to withhold and pay applicable taxes.  There is no claim against the Company with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s knowledge, threatened by any current or former service providers of the Company, nor, to the Company’s knowledge, do any circumstances exist which would reasonably be expected to result in any such claim.

(e)           In the three years prior to the date hereof, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the

“WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company.   The Company has no material liabilities, whether contingent or absolute, relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier to the extent required by applicable law.

(f)            Section 2.19 (f) of the Disclosure Schedule sets forth any and all indebtedness in excess of ten thousand U.S. dollars (US$10,000) owed to the Company by any current or former employee, consultant or director of the Company.

2.20         Employee Benefits.

(a)           Section 2.20 of the Disclosure Schedule contains a complete and accurate list of all Company Plans.  Complete and accurate copies of (i) all Company Plans which have been reduced to writing (including all amendments thereto), (ii) written summaries of all unwritten Company Plans, (iii) all related current trust agreements, insurance contracts and summary plan descriptions and material written employee communications distributed generally to employees, regarding such Company Plans (including, in each case, any material modifications thereof), (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R (including all exhibits and attachments thereto) for each Company Plan, (v) if a Company Plan is intended to qualify under Section 401(a) of the Code, the most recent IRS opinion letter for a prototype plan, and (vi) all material communications with any governmental entity or agency, including, without limitation, the U.S. Department of Labor, the IRS and the Pension Benefit Guaranty Corporation, have been made available to the Buyer.  The Company has not made any plan or commitment to create any new or additional Company Plan or to modify any existing Company Plan that would increase the compensation or benefits provided to any current or former employee, consultant or director of the Company or the spouses, beneficiaries or other dependents thereof.

(b)           Each of the Company and its ERISA Affiliates has, in all material respects, (i) met its obligations with respect to each Company Plan, (ii) made or, to the extent not yet due, accrued on its consolidated financial statements to the extent required by GAAP, all required contributions (including all employer contributions and employee salary reduction contributions) thereto, and (iii) paid all premiums and expenses to or in respect of such Company Plan The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the applicable provisions of ERISA, the Code and foreign law applicable to any Company Plan and any regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Company Plan required to have been submitted to the IRS or to the United States Department of Labor have been duly submitted.  No Company Plan or related trust holds assets that include securities issued by the Company or any ERISA Affiliate.

(c)           With respect to each Company Plan: (i) no breaches of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of a Company Plan in connection with which the Company could reasonably be expected to incur a material liability have occurred; (ii) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred that could reasonably be expected to result in a material liability to the Company; and (iii) no lien has been imposed on the assets of the Company or the assets of any Company Plan under the Code, ERISA or any comparable foreign law.  The Company has not failed to distribute any required reports or descriptions to any Company Plan participants (including without limitation any summary annual reports or summary plan descriptions).

(d)           Except as set forth in Section 2.20(d) of the Disclosure Schedule, there are no Legal Proceedings (including without limitation any audits or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign Governmental Authority), except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders, pending or, to the knowledge of the Company, threatened, against, by, on behalf of or involving any Company Plan, the Company with respect to any Company Plan, or the assets, fiduciaries or administrators thereof or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(e)           Each Company Plan that is intended to be qualified under Section 401(a) of the Code is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter from the IRS on which the Company is entitled to rely and, except as set forth in Section 2.20(e) of the Disclosure Schedule, (i) no such plan has been modified or amended such that the plan would be considered an individually designed plan, (ii) no such opinion letter has been revoked and revocation has not been threatened, (iii) to the knowledge of the Company, no event or circumstance exists that has adversely affected or is likely to adversely affect such opinion letter, (iv) no such Company Plan has been amended since the date of its most recent opinion letter in any respect, and (v) no act or omission has occurred, that would reasonably be expected to adversely affect the qualification of such Company Plan or materially increase its costs.  Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.  Each Company Plan that is intended to qualify under any law of any foreign jurisdiction has received any required approval of a government authority of a foreign jurisdiction which approval has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or is likely to adversely affect such qualification or approval.

(f)            No Company Plan is, and neither the Company nor any ERISA Affiliate maintains, contributes to, or has ever maintained or been obligated to contribute to an Employee Benefit Plan subject to Section 412 of the Code, Title IV of ERISA or comparable funding obligations imposed under the laws of any foreign jurisdiction.

(g)           At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or “multiple employer plan” (as defined in Section 413(c) of the Code).

(h)           Except as set forth on Section 2.20(h) of the Disclosure Schedule, the Company has no obligations under any Company Plan or otherwise to provide benefits after termination of employment or service to any current or former employees, consultants or directors of the Company (or to any spouse, dependent or beneficiary of any of the foregoing), including but not limited to obligations to provide health, accident, disability or life insurance coverage or deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges provided under state law.  There has been no written communication to any current or former employee, consultant, director or any retiree of the Company, or the spouses, dependents or beneficiaries of any of the foregoing, that would reasonably be expected to promise or guarantee any such health, accident, disability or life insurance coverage or deferred compensation.

(i)            No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code for failure to comply with any legal requirements pertaining to any Company Plan, or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i)            No Company Plan is currently funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(ii)           Each Company Plan is amendable and terminable unilaterally by the Company at any time without material penalty to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(j)            Except as set forth in Section 2.20(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any group of such employees, consultants or directors to any payment or benefit; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(k)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Code Section 280G (whether or not such payment is considered to be reasonable compensation for services rendered).

(l)            Each of the Company and the ERISA Affiliates is in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(m)          With respect to each Company Plan providing compensation or benefits to any employee or former employee of the Company (or any dependent or beneficiary thereof) which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company by reason of such Foreign Plan.

(n)           Section 2.20(n) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Most Recent Balance Sheet Date.

(o)           To the Company’s knowledge, each Company Plan that is a nonqualified deferred compensation plan subject to Code Section 409A has been operated and administered in good-faith compliance with Code Section 409A from the period beginning January 1, 2005 through the date hereof.

2.21         Environmental Matters.

(a)           The Company has complied in all material respects with all applicable Environmental Laws.  There is no pending or, to the knowledge of the Company or the Stockholders, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b)           The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(c)           The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility involving the transportation, treatment, storage or disposal of solid or hazardous wastes of the Company.

2.22         Legal Compliance.  The Company and each of its predecessors has complied with each applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees and rulings thereunder) of any federal, state, local or foreign government, or any

Governmental Entity.  During the five years preceding the date hereof, the Company has not received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.23         Existing Customers and Suppliers.  Except as set forth on Section 2.23 of the Disclosure Schedule, neither the Company nor any of the Stockholders has reason to believe that any customer or supplier of the Company will not continue to do business with the Buyer after the Closing Date as a result of this transaction.

2.24         Permits.  Section 2.24 of the Disclosure Schedule sets forth a list of all Permits issued to and held by the Company.  Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted.  Each such Permit is in full force and effect, the Company is in compliance with the terms of each such Permit, and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened.  The Company does not have any knowledge of any existing condition that would cause any such Permit to fail to continue in full force and effect immediately following the Closing.

2.25         Certain Business Relationships With Affiliates.  Except as set forth in Section 2.25 of the Disclosure Schedule, no Affiliate, officer or director of the Company or Barton (a) owns any property or right, tangible or intangible, which is used in the business of the Company, or (b) owes any money to, or is owed any money by, the Company.  Section 2.25 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate of the Company or Barton which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.26         Books and Records.  The minute books and other similar records of the Company contain correct complete and accurate records in all material respects of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  Section 2.26 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

2.27         Brokers’ Fees.  Except as set forth in Section 2.27 of the Disclosure Schedule, the Company does not have any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28         Guarantees.  The Company is not a guarantor or otherwise liable for any liability (including indebtedness) of any other Person.

2.29         Export and Industrial Security.

(a)           (i) The Company currently holds a facility security clearance, (ii) such facility security clearance may be revoked or suspended upon a change of control or upon the Company’s becoming subject to foreign ownership, control or influence and (iii) such facility security clearance may be retained only in the U.S. Government’s sole discretion, subject to the approval and implementation of such security measures, if any, as may be required by the U.S. Government as a condition for the Company to retain such facility security clearance.

(b)           (i) Certain employees of the Company hold or may apply for personnel security clearances, (ii) such personnel security clearances may be necessary for such personnel to provide services to clients of the Company and (iii) to the extent that any such personnel may be considered an employee of the Company for security administration purposes, such personal security clearances may be denied, suspended, or revoked as a consequence of the transactions contemplated by this Agreement.

(c)           The Company has implemented reasonable and appropriate policies and procedures for ensuring compliance with applicable laws and regulations regarding the handling and disclosure of classified and/or export controlled technical data.

2.30         Earnout and Contingent Payments.  Except as set forth in Section 2.30 of the Disclosure Schedule, the Company does not have any current or future liabilities with respect to any earnout payments or other contingent payments.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1           Organization and Corporate Power.  Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect.  The Buyer has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.2           Authorization of Transaction.  Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively.  This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

3.3           Noncontravention.  Subject to compliance with the applicable requirements of the Securities Act, and any applicable state securities and antitrust and trade regulation laws, the Exchange Act and the Hart-Scott-Rodino Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or have a Buyer Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby or have a Buyer Material Adverse Effect or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

3.4           Litigation.  There are no actions, suits or legal, administrative or arbitration proceedings pending against, or, to the Buyer’s knowledge, threatened against, the Buyer which would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.5           Financing.  Based on information available to it at the date of this Agreement, the Buyer has no reason to believe that it will be unable to obtain a standby letter of credit to support the promissory notes to be delivered at Closing and sufficient financing to repay such promissory notes.

3.6           Export and Industrial Security.

(a)           The Buyer acknowledges (i) that the Company currently holds a facility security clearance, (ii) that such facility security clearance may be revoked or suspended upon a change of control or upon the Company’s becoming subject to foreign ownership, control or influence and (iii) that such facility security clearance may be retained only in the U.S. Government’s sole discretion, subject to the approval and implementation of such security measures, if any, as may be required by the U.S. Government as a condition for the Company to retain such facility security clearance.

(b)           The Buyer acknowledges (i) that certain employees of the Company hold or may apply for personnel security clearances, (ii) that such personal security clearances may be necessary for such personnel to provide services to clients of the Company and (iii) that, to the extent that any such personnel may be considered an employee of the Company for security administration purposes, such personal security clearances may be denied, suspended, or revoked as a consequence of the transactions contemplated by this Agreement.

(c)           The Buyer acknowledges that the Company does not represent or warrant to the Buyer that its employees are U.S. citizens or permanent resident aliens in the U.S., or nationals of other countries such that they are eligible to receive export-controlled technical data from clients.

3.7           Capitalization.  The authorized capital stock of the Buyer consists of (a) 75,000,000 shares of Buyer Common Stock, of which 34,003,573 shares were issued and outstanding as of November 15, 2006, and (b) 1,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding.  The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s certificate of incorporation.  All of the shares of Buyer Common Stock to be issued as Stock Consideration to the Company Stockholders will be, when issued on the terms and conditions of this Agreement, duly authorized, and upon issuance and receipt thereof, shall be validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s certificate of incorporation or by-laws or any agreement to which the Buyer is a party or is otherwise bound.

3.8           Reports and Financial Statements.  The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of the Buyer Reports.  The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

3.9           Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

ARTICLE IV
COVENANTS

4.1           Closing Efforts.  Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement are satisfied.

4.2           Governmental and Third-Party Notices and Consents.

(a)           Each Party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of the Parties (i) will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the Hart-Scott-Rodino Act, (ii) shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, (iii) shall use its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and (iv) shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall pay the filing fees of Buyer, the Company and the Company Stockholders with respect to such filing.  With respect to any such filings under the Hart-Scott-Rodino Act, each Party will (x) promptly notify the other Party of any written communication to that Party from any Governmental Entity located in the United States and, to the extent practicable, outside of the United States and, subject to applicable law, if practicable, permit the other Party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other Party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement and the transactions contemplated thereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and (z) furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated thereby, except that any materials concerning the Buyer’s valuation of the Company, the Company’s valuation of the transaction or competitively sensitive information of either Buyer or the Company may be redacted and internal financial information of the Buyer may be provided to the Company’s counsel on an outside counsel basis only.

(b)           The Buyer shall use its commercially reasonable efforts to resolve any challenge to the transactions contemplated by this Agreement by any such Governmental Entity or its respective staff to the extent necessary to obtain clearances or approvals under the Hart-Scott-Rodino Act.  Notwithstanding the foregoing, the Buyer’s ‘commercially reasonable efforts’ shall not require that the Buyer agree to divest or hold separate any portion of the Buyer or the Company in order to resolve a challenge or potential challenge to the transaction contemplated by this Agreement.

(c)           The Company shall use its commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties in connection with the transactions contemplated by this Agreement, including those listed on Schedule 2.4, and to give all such notices to third parties as set forth on Schedule 4.2(c).

4.3           Stockholder Approval.  As expeditiously as possible following the execution of this Agreement and in any event by 11:00 a.m. New York time on the day after the date of this Agreement, the Company shall use all commercially reasonable efforts to secure and cause to be filed with the Company consents from Company Stockholders necessary to secure the Requisite Stockholder Approval and deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Requisite Stockholder Approval has been obtained.  The Company shall also send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

4.4           Operation of Business.  Except as contemplated by this Agreement or set forth on Schedule 4.4, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in material compliance with all laws and regulations applicable to the operation of its business and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Except as set forth on Schedule 4.4, without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of the Buyer, which shall not be unreasonably withheld:

(a)           take any action to amend, or authorize the amendment of, its charter documents or bylaws;

(b)           issue, sell, or otherwise dispose of, any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

(c)           issue any note, bond, or other debt security or create, incur, assume or guarantee any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the Ordinary Course of Business;

(d)           mortgage, pledge, or subject to any lien, charge or any other encumbrance any of its assets, tangible or intangible, or properties;

(e)           sell, lease, assign, or transfer any of its assets, tangible or intangible, except for inventory sold in the Ordinary Course of Business, at a normal profit margin, and for not less than replacement cost;

(f)            declare, set aside or pay any dividend or make any distribution with respect to its capital stock (other than cash distributions) or redeem, purchase or otherwise acquire any of its capital stock;

(g)           cancel, compromise, waive or release any debts or claims, except in the Ordinary Course of Business or as contemplated by this Agreement;

(h)           delay or postpone the payment of accounts payable and other liabilities outside of the Ordinary Course of Business;

(i)            merge or consolidate with or into any corporation or other entity;

(j)            make, accrue or become liable for any bonus, profit sharing, severance, deferred compensation, change-of-control, pension, or incentive payment, except for accruals under existing Company Plans in accordance with the terms and conditions of such Company Plans in existence as of the date hereof, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases with respect to non-officer employees in the Ordinary Course of Business consistent with the Company’s past practice;

(k)           make or change any material Tax election or make any termination, revocation or cancellation of any such election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended material Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing agreement, or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l)            modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

(m)          take or permit any act or omission constituting a breach or default under any material contract, indenture or agreement by which it or its properties are bound;

(n)           fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

(o)           enter into, accelerate, terminate, modify or cancel any lease, contract, agreement or understanding (or series of related leases, contracts, agreements or understandings), or any amendment thereto, other than those entered into in the Ordinary Course of Business calling for payments which in the aggregate do not exceed $50,000 for each such lease, contract, agreement or understanding;

(p)           incur any capital expenditure in excess of $50,000 in an instance or $100,000 in the aggregate;

(q)           engage any new employee for a salary in excess of $90,000 per annum;

(r)            enter into any other transaction with, any of its directors, officers and stockholders that would be an exception to any representation set forth in this Agreement;

(s)           make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(t)            materially alter the terms, status or funding condition of any Company Plan;

(u)           make any loans or advances of money, except in the Ordinary Course of Business;

(v)           bill and collect accounts receivable other than consistent with past practice; or

(w)          commit or agree to do any of the foregoing in the future.

4.5           Access to Information.

(a)           Subject to applicable laws and the Company’s industrial security policies and procedures, the Company shall permit representatives of the Buyer (including legal and tax counsel) to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants; provided that such accountants’ form of access letter or other reasonably requested documentation has been executed), contracts, other records and documents, and personnel, of or pertaining to the Company.

(b)           Within 30 days after the end of each month after the date hereof ending prior to the Closing, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month.  Such financial statements shall present fairly the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby, and shall be consistent in all material respects with the books and records of the Company, provided that they shall not include footnotes.

(c)           The Buyer (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession.  Notwithstanding the previous sentence, the Buyer may disclose any and all Confidential Information to any banking or lending institution in connection with any loan or loan application, provided such institution has agreed to keep such Confidential Information confidential.

4.6           Expenses.  Except as specifically set forth in Section 4.2(a), Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses related to third party legal and accounting fees and expenses paid or incurred in connection with this Agreement and the transactions contemplated hereby.

4.7           Director and Officer Indemnification.

(a)           From and after the Closing Date, the Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Closing Date were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Closing Date.  The Buyer agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the certificate of incorporation or by-laws of the Company as now in effect, and any indemnification agreements or arrangements of the Company shall survive the Closing Date and shall continue in full force and effect in accordance with their terms.  Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by law.  In addition, the Buyer shall pay any expenses of any Indemnitee under this Section 4.7, as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

(b)           The Buyer, from and after the Closing Date, shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and by-laws of the Company.

(c)           For the six-year period commencing immediately after the Closing Date, the Buyer shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Closing Date with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that the Buyer or the Surviving Corporation may substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 4.7(c).

(d)           The provisions of this Section 4.7:  (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e)           In the event that the Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer shall assume all of the obligations of the Buyer or the Surviving Corporation, as the case may be, set forth in this Section 4.7.

(f)            The obligations of the Buyer or the Surviving Corporation, as the case may be, under this Section 4.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 4.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 4.7 applies shall be third-party beneficiaries of this Section 4.7).

4.8           Repayment of Debt; Distribution of Cash.  The Company shall, at or prior to the Closing, repay all principal and interest owed to Bank of America pursuant to the Amended and Restated Loan Agreement dated December 22, 2004, as amended on December 27, 2005, by and between the Company and Fleet National Bank, a Bank of America Company (the “Company Debt”).  Such repaid Company Debt shall not be reflected on the Closing Balance Sheet.  If there is cash on the Closing Balance Sheet, it shall not be included in the calculation of Closing Working Capital and shall be paid to the Company Stockholders by the Company as soon after the Closing as is reasonably practicable.

4.9           Employment Matters.

(a)           Employee Benefits.  Each individual who is an employee of the Company immediately prior to the Closing shall continue as an employee of the Company immediately after the Closing (each, a “Continuing Employee”).  For a period of no less than one year from and after the Closing Date, the Buyer shall provide, or shall cause the Company or one of their respective Affiliates to provide, to each Continuing Employee, health and welfare benefits that are no less favorable in the aggregate than such Continuing Employee’s health and welfare benefits immediately prior to the Closing.  For the avoidance of doubt, for purposes of this Section 4.9, “health and welfare” benefits shall not include any cash or equity compensation.

(b)           Eligibility; Vesting; Deductibles.  For purposes of determining eligibility to participate and vesting and benefit level (but not accrual) where length of service is relevant under any benefit plan or arrangement in which any Continuing Employee becomes eligible to participate, Continuing Employees shall receive service credit for service with the Company and its affiliates prior to the Closing Date to the same extent such service credit was granted under comparable Company Plans.  The Buyer shall (i) cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid in the plan year including the Closing Date, in satisfaction of any applicable deductible or out-of-pocket requirements.

(c)           No Third-Party Rights; No Right to Continued Employment.  No provision of this Section 4.9 shall create any third-party beneficiary or other rights in any Continuing Employee or former employee (including any beneficiary or dependent thereof) in respect of (i) continued employment (or resumed employment) with the Buyer, the Company or any of their Affiliates, or (ii) any benefits that may be provided, directly or indirectly, under any Company Plans or any similar plan or arrangement which may be established or maintained by the Buyer or any of their respective Affiliates.  No provision of this Section 4.9 shall obligate the Buyer, the Company or any of their Affiliates to adopt or maintain any benefit plan at any time.

4.10         Stock Options.

(a)           Company Vested Stock Options.  The Company shall take such action as shall be necessary or advisable pursuant to the Company Stock Plans and any applicable Option agreements, including without limitation, obtaining any necessary consents, to cause each Company Vested Stock Option that remains outstanding as of the Effective Time to be cancelled and extinguished as of the Effective Time and to represent thereafter solely the right to receive the consideration provided for in Section 1.5(c)(ii) hereof and to no longer represent the right to purchase Company Shares or any other equity security of the Company or the Buyer.

(b)           Company Unvested Stock Options.  The Company shall take such action as shall be necessary or advisable pursuant to the Company Stock Plans and any applicable Option agreements, including without limitation, obtaining any necessary consents, to cause each Company Unvested Stock Option that remains outstanding as of the Effective Time to be cancelled and extinguished as of the Effective Time, such that such Unvested Company Stock Options shall not be entitled to any portion of the Merger Consideration or any other consideration.

(c)           Assumption of Shares Under Certain Company Stock Plans.  Buyer shall, effective at the Effective Time, assume the Company’s Amended and Restated 2001 Share Incentive Plan and the Company’s Amended and Restated 2004 California Share Incentive Plan and the 1,402,600 Available Shares under such Company Plans.

4.11         FIRPTA Tax Certificates.  Prior to the Closing, (i) the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Company Stockholders shall deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code, in either case, together with authorization for Buyer to deliver such notices or certifications to the Internal Revenue Service upon the Closing.  If the Buyer does not receive either the notices or the certifications described above on or before the Closing Date in form and substance sufficient to assure the Buyer that it has satisfied its obligations under Treasury Regulation Section 1.1445-2(c)(3), along with such authorization, the Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

4.12         S Corporation Status.  The Company and the Company Stockholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code (or any comparable state or local laws) for any period prior to and including the Closing Date.

4.13         Withholding Forms.  At or prior to the Closing, each Company Stockholder shall deliver to the Buyer a properly completed Internal Revenue Service Form W-9.

4.14         Export and Industrial Security.  The Company and the Buyer shall use their commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable, in accordance with a strategy mutually agreed upon between such Parties, to (i) ensure that the Company maintains its facility security clearance prior to and after the Closing Date and (ii) that employees of the Company who hold personnel security clearances continue to hold such security clearances prior to and after the Closing Date.

4.15         Registration of Stock Consideration.

(a)           Timing.  The Buyer shall file with the SEC, within five business days following the preparation of the Company’s financial statements required to be included in the filing and the receipt of required consents of the Company’s auditors, the Stockholder Registration Statement.  If such filing is prior to February 14, 2007, such financial statements will be audited for the three years ended December 31, 2003, 2004 and 2005 and unaudited for the nine months ended September 30, 2006.  The Buyer shall use commercially reasonable efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable.  The Buyer shall cause the Stockholder Registration Statement to remain effective until the date eighteen months after the Closing Date or such earlier time as all of the Stock Consideration covered by the Stockholder Registration Statement have been sold pursuant thereto.

(b)           Registration Procedures.

(i)            In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Company Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(ii)           The Buyer shall use commercially reasonable efforts to register or qualify the Stock Consideration covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (ii) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(iii)          If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and, if requested by the Buyer, the Company Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer.  The Buyer shall promptly provide the Company Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

(iv)          The Buyer shall pay the expenses incurred by it in complying with its obligations under this Section 4.15, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders.

(c)           Requirements of Company Stockholders.  The Buyer shall not be required to include any Stock Consideration in the Stockholder Registration Statement unless:

(i)            the Company Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder and the proposed sale of Stock Consideration by such Company Stockholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(ii)           such Company Stockholder shall have provided to the Buyer its written agreement:

(A)          to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Stockholder furnished pursuant to this Section 4.15(c); and

(B)           to report to the Buyer sales made pursuant to the Stockholder Registration Statement.

(d)           Indemnification.  The Buyer agrees to indemnify and hold harmless each Company Stockholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Company Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Company Stockholder for use in the Stockholder Registration Statement.  The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 4.15.

4.16         Notification.  Between the date of this Agreement and the Closing Date, each Party will promptly notify the other Party in writing if such Party becomes aware of any fact or condition that causes or constitutes a breach of any of such Party’s representations and warranties as of the date of this Agreement, or if such Party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, each Party will promptly notify the other Party of the occurrence of any breach of any covenant of such Party or of the occurrence of any event that may make the satisfaction of the conditions in Section 5 impossible or unlikely.

4.17         Tax Matters.

(a)           Preparation of Tax Returns; Payment of Taxes.

(i)            After giving effect to any valid extensions of the due date, the Indemnification Representative shall prepare and file (or cause to be prepared and filed) in a timely manner the Income Tax Returns required to be filed by the Company for any Pre-Closing Tax Periods, and will timely pay (or cause to be paid), all Taxes shown as due and owing on all such Tax Returns. All such Tax Returns shall be signed by KPMG or another major accounting firm, and the Company Stockholders will pay the expenses of such accounting firm except for amounts accrued as liabilities on the Closing Balance Sheet and taken into account as such in the calculation of Closing Working Capital. The Buyer shall cooperate with the preparation of such Tax returns and provide all information reasonably required and shall be permitted at least 30 days to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Indemnification Representative shall cooperate with such review and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer.  Any disputes over such Tax Returns shall be promptly submitted to and resolved by an independent accounting firm selected jointly by the Buyer and the Indemnification Representative.  The Buyer will reimburse the Company Stockholders for any Taxes with respect to such Tax Returns to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the Company’s Financial Statements (rather than in any notes thereto), whether as accrued Taxes or other accrued expenses, and taken into account as liabilities in calculating Closing Working Capital. The Buyer will prepare and file (or cause to be prepared and filed) in a timely manner all other Tax Returns of the Company for any Pre-Closing Tax Periods that are filed after the Closing Date (after giving effect to any valid extensions of the due date). Buyer shall permit the Indemnification Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Indemnification Representative. Any disputes over such Tax Returns shall be promptly submitted to and resolved by an independent accounting firm selected jointly by the Buyer and the Indemnification Representative. The Company Stockholders shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to such Taxes of the Company for such periods, except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the Company’s Financial Statements (rather than in any notes thereto), whether as accrued Taxes or other accrued expenses, and taken into account as liabilities in calculating Closing Working Capital.

(ii)           The Buyer shall prepare and timely file or shall cause to be prepared and timely filed any Tax Returns of the Company for Straddle Periods.  The Company Stockholders shall pay to Buyer within fifteen (15) days after the date on which any such Taxes are paid with respect to such periods an amount equal to the portion of Straddle Period Taxes which relates to the portion of such Taxable period ending on the Closing Date, except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the Company’s Financial Statements (rather than in any notes thereto), whether as accrued Taxes or other accrued expenses, and taken into account as liabilities in calculating Closing Working Capital.

(iii)          In the case of any Straddle Period Taxes, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of non-income based Taxes imposed on a periodic basis (including property Taxes), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts or imposed in connection with any sale or transfer of property (be deemed equal to the amount which would be payable if the relevant Tax period ended at the close of the Closing Date.

(iv)          To the extent required by applicable law, each of the Company Stockholders shall include any income, gain, loss, deduction or other Tax items for Pre-Closing Tax Periods on their Tax Returns in a manner consistent with the Company’s Schedule K-1’s for such Tax Periods (including any income, gain, loss, deduction or other Tax items resulting from the Section 338(h)(10) elections contemplated hereunder).

(v)           Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return except to the extent Buyer makes a good faith determination that a position or other method of reporting in such Tax Return is not reasonably likely to be sustained upon audit, and the Buyer shall consult with the Indemnification Representative concerning each such Tax Return and report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of the Indemnification Representative to the extent such reporting is allowable without significant risk of the imposition of penalties or additions to Tax as determined by the Buyer in consultation with its Tax advisors.  The Buyer shall provide the Indemnification Representative with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Indemnification Representative) at least 30 days prior to the filing of such Tax Return, except that (i) in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided to the Indemnification Representative at least 5 days prior to the filing of such Tax Return and (ii) in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided to the Indemnification Representative in such shorter period of time prior to filing as the Buyer shall reasonably determine to be practicable.

(b)           Allocation of Certain Taxes.

(i)            If the Company is permitted, but not required, under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

(ii)           The Company Stockholders shall be entitled to all refunds, if any, attributable to Taxes for any Pre-Closing Tax Periods and Straddle Periods, to the extent related to the portion of such Taxable period ending on the Closing Date, other than refunds of (a) Taxes directly or indirectly paid by Buyer, except for (1) Taxes reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the Company’s Financial Statements (rather than in any notes thereto), whether as accrued Taxes or other accrued expenses, and taken into account as liabilities in calculating Closing Working Capital and (2) Taxes for which the Company Stockholders have indemnified the Buyer; (b) Taxes reflected as assets or a reduction of liabilities on the Company’s Financial Statements and taken into account as assets or a reduction of liabilities in calculating Closing Working Capital; and (c) Taxes the refund of which would increase the Company’s or the Buyer’s Taxes in any period to the extent the Buyer is not indemnified by the Company Stockholders for such increased Taxes.  The Buyer shall, if the Company Stockholders so request and at the Company Stockholders’ sole expense, reasonably cooperate with the Company Stockholders to obtain and expedite any claim for (and any receipt of) any refund to which the Company Stockholders are entitled under this section.

(iii)          All transfer, documentary, sales, use stamp, registration and other similar Taxes, and any conveyance fees or recording charges incurred in connection with the transactions contemplated by this Agreement, will be paid equally by the Buyer and Company Stockholders when due.  The Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, the Company Stockholders will join in the execution of any such Tax Returns and other documentation.  Any expenses incurred in making such filings shall be paid equally by the Buyer and the Company Stockholders.

(iv)          All powers of attorney, Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

(c)           Cooperation on Tax Matters.

(i)            The Buyer, the Company, the Indemnification Representative and the Company Stockholders shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, in each case for which one party could reasonably require the assistance of the other party in obtaining any necessary information.  Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding.  Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and tax basis of property, which the requested party may possess.  The Buyer and the Indemnification Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(ii)           The Buyer and the Indemnification Representative will promptly notify the other party in writing of any proposed assessment or claim or the commencement of any Tax Proceeding which, if determined adversely, could result in a liability to the Company Stockholders, the Buyer, or the Company, as applicable, under this Agreement or which could cause an adjustment in the Tax liability of Company Stockholders, the Buyer, or the Company.  In the case of a Tax Proceeding that relates to any Pre-Closing Tax Period, the Company Stockholders will have the right at their own expense to control the conduct of such Tax Proceeding, including settling or compromising the issue or matter except if such settlement or compromise affects the Tax liability of the Company for any Post-Closing Tax Period or any portion of a Straddle Period beginning after the Closing Date (or for any other Tax period to the extent that the Company Stockholders are not obligated to indemnify the Company or the Buyer under this Agreement), in which case no settlement or compromise shall be made without the prior written consent of the Buyer, which shall not be unreasonably withheld.  If the Company Stockholders elect to control such Tax Proceeding, the Company Stockholders shall, within 30 days of becoming aware of any Tax Proceeding, notify the Buyer of the Company Stockholders’ intent to do so, and the Buyer shall reasonably cooperate and shall cause the Company to reasonably cooperate in each phase of the Tax Proceeding.  If the Company Stockholders elect not to control such Tax Proceeding, the Buyer or the Company, as applicable, may assume control of such Tax Proceeding (at Buyer’s expense); provided, however, in such case, the Buyer shall, upon reasonable request, provide the Indemnification Representative with a timely and reasonably detailed account of each phase of the Tax Proceeding, and neither the Buyer nor the Company may settle or compromise any asserted liability that would adversely affect the Tax liability of the Company Stockholders without the prior written consent of the Indemnification Representative, which shall not be unreasonably withheld.

(iii)          In the case of a Tax Proceeding that relates to any Straddle Period, the Buyer will have the right at its own expense to control the conduct of such Tax Proceeding, including settling or compromising the issue or matter except if such settlement or compromise affects the Tax liability of the Company Stockholders for any Pre-Closing Tax Period or any portion of a Straddle Period before and up to the Closing Date, in which case no settlement or compromise shall be made without the prior written consent of the Indemnification Representative, which shall not be unreasonably withheld.

(iv)          Except as required by law, the Buyer and the Company Stockholders shall not take, nor shall the Buyer cause or permit the Company to take, any action or omit to take any action (other than actions specifically contemplated hereby) which could increase the liability of the other party in connection with any Taxes under this Agreement.  Neither the Buyer nor any Affiliate thereof shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Company Stockholders, which shall not be unreasonably withheld.

(d)           Section 338(h)(10) Election.

(i)            The Company and each of the Company Stockholders will join with the Buyer in making an irrevocable election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax Law) with respect to the Buyer’s acquisition of the Company Shares hereunder (collectively, a “Section 338(h)(10) Election”).  The Company, each of the Company Stockholders and the Buyer shall be jointly responsible for preparing and timely filing any forms used to make a Section 338(h)(10) Election, including the joint preparation and filing of IRS Form 8023 and related schedules and such additional forms, returns, elections, schedules and other documents as may be required) to effect, perfect and preserve such Section 338(h)(10) Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state and local tax law) or any successor provisions.  Such forms shall be filed timely following the Closing Date.  The Company and the Company Stockholders shall duly complete and execute prior to or at the Closing all federal, state and other forms used to make a Section 338(h)(10) Election requiring their signatures, which forms shall be held in escrow by Latham & Watkins LLP (with copies to Wilmer Cutler Pickering Hale and Dorr LLP) and thereafter filed by the Buyer and the Company Stockholders as described in the preceding sentence.  The Company and the Company Stockholders will provide Buyer with any information regarding the Company as is necessary for the Buyer to complete IRS Form 8883 and any supplements thereto.  The Buyer shall complete Form 8883 taking into account the allocation schedule prepared pursuant to Section 4.17(d)(ii).  The Buyer will provide a copy of the completed Form 8883 to the Company and the Company Stockholders.  The Buyer shall be responsible for filing the Form 8883 with the appropriate Tax Returns.  The Buyer and the Stockholders agree not to take any action that could cause such Section 338(h)(10) Election to be invalid, shall report the Merger as an asset sale by an S corporation consistent with such Section 338(h)(10) Election, and shall take no position contrary thereto unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of state, foreign or local law.

(ii)           For Tax purposes, the Purchase Price and assumed liabilities (and all other capitalizable costs) shall be allocated among the assets of the Company in accordance with Exhibit B attached hereto (the “Allocation Schedule”), to which the parties have agreed and which is intended in all respects to comply with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or other Tax law.  Except to the extent otherwise required by applicable laws, the Buyer, the Company, and the Company Stockholders will make all Tax Returns, reports, forms, declarations, claims and other statements in a manner consistent with the Allocation Schedule (including any supplemental filings reflecting the earnout payments required in Section 1.8 hereto) and will not make any inconsistent statement or adjustment on any returns or during the course of any Tax audit or other proceeding relating to Taxes.

4.18         Financial Statements.  The Company agrees to reasonably cooperate with Buyer,  with regard to any filings required by the Buyer with the Securities and Exchange Commission and revise or prepare any financial statements, including the Financial Statements, required to be included in any such filing in a form appropriate for such filing (including compliance with Regulation S-X), and use its commercially reasonable efforts to obtain any consents of independent accounting firms required in connection therewith; provided, however, that the Buyer agrees to reimburse the Company on or prior to Closing (or otherwise make an appropriate adjustment in the Closing Working Capital Statement) for any third-party expenses incurred by the Company prior to Closing with respect to such preparation or revision in excess of the amount of the audit fees in connection with Company’s 2006 financial statements.

4.19         Real Property Leases.  The Company agrees to use commercially reasonable efforts to provide all notices and obtain all consents required under any Lease to which the Company is a party prior to the Closing; provided, that the Buyer agrees to cooperate with the Company with respect to the provision of such notices and the obtainment of such consents.

4.20         Company Unvested Stock Options.  The Company agrees to satisfy any obligations related to, or in connection with, the cancellation of any Company Unvested Stock Option.

4.21         Financing.  The Buyer agrees to use its best efforts to promptly negotiate and enter into definitive agreements with respect to a bank financing required to obtain the standby letters of credit and repay the promissory notes (“Financing”) on substantially the terms set forth on Schedule 4.21 and pursuant to appropriate agreements with financing sources (the “Definitive Financing Agreements”), and if such Definitive Financing Agreements are entered into, to consummate the Financing.  The Buyer shall use its best efforts to satisfy all requirements of the Financing (or such replacement financing agreements that have substantially similar terms as the Definitive Financing Agreements and in any event, no less favorable to the Buyer than those set forth in the Definitive Financing Agreements) and of the Definitive Financing Agreements, which are conditions precedent to closing the transaction constituting the Financing.  The Buyer will keep the Company informed, to the extent requested, on a regular on-going basis as to the status of the efforts to obtain the Financing.  In the event any portion of the Financing becomes unavailable in any manner or from the sources originally contemplated, the Buyer will promptly inform the Company.

4.22         Letters of Credit.  The Company agrees to cooperate with the Buyer to enable the Buyer to substitute, backstep or replace the Company’s outstanding letters of credit on the Closing Date, which may be pursuant to the Definitive Financing Agreements.

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER

5.1           Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           this Agreement and the Merger shall have received the Requisite Stockholder Approval; and

(b)           all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

5.2           Conditions to Obligations of the Buyer and the Transitory Subsidiary.  The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a)           the Company shall have obtained, and shall have provided copies thereof to the Buyer, all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2(c) which are required on the part of the Company, except for the failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)           the representations and warranties of the Company set forth in Article II of this Agreement shall be true and correct as of the Closing as though made as of the Closing, except (i) for changes contemplated or permitted by this Agreement, (ii) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and (iii) to the extent that the inaccuracy of any such representation or warranty set forth in Article II would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)           no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)           the Company shall have delivered to the Buyer the Company Certificate;

(f)            the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than the resignation of Michael McGowan as President of the Company and any such resignations which the Buyer designates, by written notice to the Company, as unnecessary); and

(g)           the Company and Company Stockholders shall have delivered all forms and other documents referred to in Sections 4.11, 4.13 and 4.17 that are required to be delivered prior to or at the Closing;

(h)           each of the Company Stockholders shall have delivered to the Buyer an executed Non-Competition Agreement and a Lock-Up Agreement on the date of this Agreement, and such agreements shall be in full force and effect;

(i)            the Company shall have delivered to the Buyer the executed McGowan Employment Agreement and the McGowan Non-Competition Agreement on the date of this Agreement, and such agreement shall be in full force and effect;

(j)            there shall be no Dissenting Shares;

(k)           the Company shall have delivered to the Buyer documentation reasonably satisfactory to the Buyer demonstrating that all principal and interest under the McGowan Note have been paid in full and that no obligations remain under the McGowan Note;

(l)            the Company shall have delivered to the Buyer documentation reasonably satisfactory to the Buyer demonstrating that the Company has amended the Company 401(k) Savings Plan and any related documents, as necessary, to limit eligibility to participate in such plan to employees of the Company and its pre-Closing Subsidiaries and to exclude from eligibility any and all employees of other Affiliates of the Company or Barton, including any employee of an entity that becomes a Company Affiliate as a result of a transaction described in Code Section 410(b)(6)(C); and

(m)          the Buyer shall have received such other certificates and instruments, reasonably satisfactory in form and substance to Buyer (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.3           Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)           the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for the failure of which to effect would not, individually or in the aggregate, have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)           the representations and warranties of the Buyer set forth in Article III of this Agreement shall be true and correct as of the Closing as though made as of the Closing,

except (i) for changes contemplated or permitted by this Agreement, (ii) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and (iii) to the extent that the inaccuracy of any such representation or warranty would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)           no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)           the Buyer shall have delivered to the Company the Buyer Certificate; and

(f)            the Company shall have received such other certificates and instruments, reasonably satisfactory in form and substance to the Company (including certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI
INDEMNIFICATION

6.1           Indemnification by the Company Stockholders.  Subject to the limitations set forth in this Article VI, the Company Stockholders, jointly and severally, shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer resulting from or arising directly out of:

(a)           any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement;

(b)           any failure to perform any covenant or agreement of the Company contained in this Agreement;

(c)           any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests; or

(d)           (i) any Taxes of the Company with respect to any Pre-Closing Period (or for any Straddle Period, to the extent allocable to the portion of such period beginning before and ending on the Closing Date), and (ii) any Taxes of a Person (other than the Company) for which the Company has any liability as of the Closing Date under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, except (i) to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company’s Financial Statements (rather than in any notes thereto), whether as accrued Taxes or other accrued expenses,  and taken into account as liabilities in the calculation of Closing Working Capital and (ii) to the extent of interest, fines, penalties, assessments or additions to Taxes directly attributable to Buyer’s failure to comply with any Tax-related covenants in this Agreement.

The Buyer shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

6.2           Indemnification by the Buyer.  The Buyer shall indemnify the Company Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Stockholders resulting from or arising out of:

(a)           any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement; or

(b)           any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement.

The Company Stockholders shall take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

6.3           Indemnification Claims.

(a)           All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures.  An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding, including any government inquiry, relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party.  Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of the Damages claimed.  No delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation or potential liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(b)           In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  If the Indemnified Party is the Buyer and the Claim Notice is delivered prior to the Escrow Termination Date, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)           Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and the Claim Notice is delivered prior to the Escrow Termination Date, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) business days following the delivery of the Response, a written notice executed by both Parties instructing the Escrow Agent to distribute to the Buyer such amount of Escrow Cash as is equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and the Claim Notice is delivered prior to the Escrow Termination Date, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both Parties instructing the Escrow Agent to distribute to the Buyer such amount of Escrow Cash as is equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)           During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute.  The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the Commonwealth of Massachusetts, in accordance with Section 9.11.  If the Indemnified Party is the Buyer and the Claim Notice is delivered prior to the Escrow Termination Date, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both Parties instructing the Escrow Agent as to what (if any) portion of the Escrow Cash shall be distributed to the Buyer and/or the Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)           If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i)            In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)           The Parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)          Not later than thirty (30) days after the conclusion of the arbitration hearing (or such other times as all Parties to the arbitration proceeding shall agree), the Arbitrator shall prepare and distribute to the Parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 9.11); provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.

(iv)          The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the Parties or (z) make any award in an amount beyond the range established by the lowest and highest formal written offers relating to the Claimed Amount that is subject to such Dispute, if any, made by the Parties involved in such Dispute.

(v)           In connection with any arbitration proceeding pursuant to this Agreement, each Party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the Parties (which shall not include any Party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)            Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation and that such Indemnified Party or such third party is likely to suffer irreparable harm if the Indemnified Party follows the procedures in this Section 6.3, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior consent from the Indemnifying Party (provided that such Indemnified Party shall provide such notice to the Indemnifying Party as is possible under the circumstances), (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(g)           For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representative, and (ii) if the Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representative.  The Indemnification Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article VI.  The Indemnification Representative shall have no liability to any Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Article VI.

6.4           Survival of Representations and Warranties.  The representations and warranties of the Company set forth in Section 2.2, and the indemnification obligations relating thereto, as well as claims for indemnification under Section 6.1(c), shall survive the Closing indefinitely.  The representations and warranties of the Company set forth in Sections 2.9 and 2.19(d), and the indemnification obligations relating thereto, as well as claims for indemnification under Section 6.1(d), shall (a) survive the Closing and (b) survive through and until the date on which the applicable statute of limitations expires.  All other representations and warranties of the Parties set forth in this Agreement, and the indemnification obligations relating thereto, shall (a) survive the Closing and (b) expire on April 1, 2008.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which a Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Claim Notice to the Escrow Agent and Escrow Cash has been retained in escrow after the termination date set forth in the Escrow Agreement with respect to such Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both Parties instructing the Escrow Agent to distribute such retained Escrow Cash to the Company Stockholders in accordance with the terms of the Escrow Agreement.

6.5           Limitations.

(a)           Notwithstanding anything to the contrary herein, (i) except for claims resulting from a breach of the representations and covenants set forth in Sections 2.2, 2.9, 2.15, 2.19(d), 4.4(k), 4.11, 4.12 and 4.17, no individual claim (or series of related claims) for indemnification under Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(b) shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000, (ii) except for (A) claims resulting from a breach of the representations and covenants set forth in Sections 2.2, 2.9, 4.4(k), 4.11, 4.12 and 4.17 (other than, with respect to each of  the foregoing sections, matters which are the subject of Section 2.19(d)), and claims for indemnification under Section 6.1(c) or 6.1(d) (other than, with respect to each of  the foregoing sections, matters which are the subject of Section 2.19(d)), for which the aggregate liability of the Company Stockholders shall not exceed the Cash Consideration, and (B) claims resulting from a breach of the representations set forth in Section 2.19(d), for which the aggregate liability of the Company Stockholders shall not exceed (v) prior to April 15, 2007, $12,000,000, (w) between April 15, 2007 and April 15, 2008, $10,550,000, (x) between April 15, 2008 and April 15, 2009, $8,050,000, (y) between April 15, 2009 and April 15, 2010, $4,650,000, and (z) after April 15, 2010, $0, the aggregate liability of the Company Stockholders under this Article VI shall not exceed an amount equal to the amount of Escrow Cash, (iii) except for claims resulting from a breach of the representations and covenants set forth in Sections 2.2, 2.9, 2.15, 2.19(d), 4.4(k), 4.11, 4.12 and 4.17, the Parties shall be liable with respect to claims under Sections 6.1(a), 6.1(b), 6.2(a) and 6.2(b) for only that portion of the aggregate Damages related to such claims, considered together, which exceeds $250,000, and (iv) each Company Stockholder shall only be liable for his, her or its pro rata share (based on the aggregate amount of the Purchase Price in respect of Company Shares received by such Company Stockholder as a percentage of the total Purchase Price in respect of Company Shares) of the Damages for which the Company Stockholder is liable under this Article VI.

(b)           Except for claims resulting from a breach of the representations and covenants set forth in Sections 2.2, 2.9, 2.19(d), 4.4(k), 4.11, 4.12 and 4.17, and any claim for indemnification under Section 6.1(c) or 6.1(d), the rights of the Buyer under this Article VI shall be limited to the Escrow Cash, and the Escrow Agreement shall be the exclusive means for the Buyer to enforce such rights.  Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to any and all claims covered by this Article VI and any and all claims otherwise relating to the transactions that are the subject of this Agreement.  Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

(c)           If the Closing occurs, no Company Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(d)           Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other person for any consequential, incidental, indirect, special or punitive damages, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

(e)           Notwithstanding any other provision of this Article VI, the amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier.  An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages.  If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

(f)            In the event an indemnification payment is made to the Buyer due to a breach of the representations of the Company set forth in Section 2.15 with respect to one or more uncollected accounts receivable, then the Indemnification Representative shall have the right to seek to collect, in a reasonable manner and for a reasonable period, for the benefit of the Company Stockholders any amounts owed on account of such uncollected accounts receivable.  The Buyer agrees to reasonably cooperate with the Indemnification Representative in any such collection efforts.

6.6           Treatment of Indemnity Payments.  Any payments made to an Indemnified Party pursuant to this Article VI, Section 4.17 or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

ARTICLE VII
TERMINATION

7.1           Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent;

(b)           the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

(c)           the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

(d)           the Buyer may terminate this Agreement by giving written notice to the other Parties if this Agreement or the Merger failed to receive the Requisite Stockholder Approval by 11:00 a.m. New York time on the day after the date of this Agreement;

(e)           the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before March 1, 2007 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(f)            the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before March 1, 2007 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

7.2           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement described in the following sentence); provided that, the provisions of Section 4.5(c) (Confidentiality) shall survive any termination of this Agreement.  If this Agreement is terminated pursuant to Section 7.1(b) or (c), as a result of willful breach of any Party, or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s willful failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal, equitable and other remedies will survive such termination unimpaired.

ARTICLE VIII
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“2007 Earnout Amount” shall mean the product of (i) 2007 Earnout EBITDA minus the 2007 EBITDA Baseline A (but not less than zero) multiplied by (ii) $.54; provided that the maximum 2007 Earnout Amount shall be $5,000,000.

“2007 Earnout EBITDA” shall mean the Earnout EBITDA for the 2007 Earnout Period.

“2007 Earnout Period” shall mean the year ended December 31, 2007.

“2007 EBITDA Baseline A” shall mean $19,000,000.

“2007 EBITDA Baseline B” shall mean $24,090,000.

“2008 Earnout Amount” shall mean the 2008 Earnout Amount A plus the 2008 Earnout Amount B; provided that the maximum 2008 Earnout Amount shall be $7,000,000.

“2008 Earnout Amount A” shall mean the product of (i) 2007 Earnout EBITDA minus the 2007 EBITDA Baseline B (but not less than zero) multiplied by (ii) $.84; provided that the maximum 2008 Earnout Amount A shall be $3,500,000.

“2008 Earnout Amount B” shall mean the product of (i) 2008 Earnout EBITDA minus the 2008 EBITDA Baseline (but not less than zero) multiplied by (ii) $.84; provided that the maximum 2008 Earnout Amount B shall be $7 million less the 2008 Earnout Amount A.

“2008 Earnout EBITDA” shall mean the Earnout EBITDA for the 2008 Earnout Period.

“2008 Earnout Period” shall mean the year ended December 31, 2008.

“2008 EBITDA Baseline” shall mean $25,000,000.

“AAA” shall mean the American Arbitration Association.

“Additional Cash Per Share” means the quotient obtained by dividing the Working Capital Excess by the sum of the number of Company Shares outstanding immediately prior to the Closing plus the number of Options, other than Excluded Options, outstanding immediately prior to the Closing.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Aggregate Exercise Price” means the aggregate exercise price of all Options, other than Excluded Options, outstanding immediately prior to the Effective Time.

“Aggregate Option Adjustment Amount” means the product of the Option Adjustment Amount multiplied by the number of Options, other than Excluded Options, outstanding immediately prior to the Closing.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount as mutually agreed by the Parties.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Applicable Earnout Amount” shall refer to either the 2007 Earnout Amount or the 2008 Earnout Amount, as determined in accordance with Section 1.8 hereof.

“Applicable Earnout EBITDA” shall have the meaning set forth in Section 1.8(b).

“Arbiter” shall have the meaning set forth in Section 1.6(b)(iii).

“Arbitrator” shall have the meaning set forth in Section 6.3(e).

“Available Shares” shall have the meaning set forth in Section 2.2(c).

“Barton” shall mean Barton & Associates, Inc.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or Los Angeles, California are permitted or required by law, executive order or governmental decree to remain closed.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate, executed by the Buyer, to the effect that each of the conditions specified in clauses (a) through (c) of Section 5.3 is satisfied in all respects.

“Buyer Common Stock” shall mean shares of the common stock, par value $.01 per share, of the Buyer.

“Buyer Common Stock Price” shall mean the average daily closing price of the Buyer Common Stock for the ten trading day period ending three trading days prior to the Closing Date.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition or results of operations of the Buyer.  For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 31, 2005.

“Cash Consideration” shall have the meaning set forth in Section 1.5(c).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably and in good faith expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages (to the extent known at that time).

“Claimed Amount” shall mean the amount of any Damages incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” shall have the meaning set forth in Section 1.6(b)(ii).

“Closing Date” shall mean (i) two Business Days after the last of the conditions set forth in Sections 5.1, 5.2, and 5.3 are satisfied other than those conditions that are to be satisfied at Closing or (ii) at such other time as the parties may agree.

“Closing Working Capital” shall be calculated in accordance with Schedule 1.6(a) attached hereto as of the close of business on the Closing Date and (i) subject to Section 4.8 and (ii) reducing the amount, to the extent included on the Closing Balance Sheet, by (A) one half of the accrued earnout obligation of the Company, (B) any transaction expenses due and not paid in connection with the execution of this Agreement and the consummation of transactions contemplated hereby, (including all costs associated with the standby letters of credit) to the extent not paid for or reimbursed (which reimbursement shall occur promptly after the Closing Date) by the Company Stockholders.

“Closing Working Capital Statement” shall have the meaning set forth in Section 1.6(b)(ii).

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect at the relevant time.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate, executed by the Company and the Indemnification Representative, to the effect that each of the conditions specified in clauses (a) through (c) of Section 5.2 is satisfied in all respects.

“Company Debt” shall have the meaning set forth in Section 4.8.

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company and covering, incorporated in, underlying or used in connection with the business of the Company as presently conducted.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development that would have (or could reasonably be expected to have) a material adverse effect on, the business, assets, condition (financial or otherwise) or results of operations of the Company or the ability of the Company to consummate the transactions contemplated hereby, other than any change, event, circumstance or development with respect to, or material adverse effect on, (i) the economy in general, (ii) the industry in which the Company operates, including changes in legal, accounting or regulatory changes or conditions, except to the extent the effect on the Company is materially disproportionate to others in the industry, (iii) the announcement of this Agreement and the transactions contemplated thereby and the performance of the obligations of the Parties under this Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers or suppliers to the extent relating to the announcement of this Agreement and the transactions contemplated thereby or the performance of the obligations of the Parties hereunder), (iv) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, or (v) the effect of any action taken by the Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company.  For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Plan” shall mean any Employee Benefit Plan for the benefit of any current or former employee, director or consultant of the Company or any dependent or beneficiary thereof that is maintained, contributed to or required to be contributed to, by the Company or any ERISA Affiliate or with respect to which the Company has any liability.

“Company Shares” shall have the meaning set forth in Section 1.3(d).

“Company Stockholder” shall have the meaning set forth in the second paragraph of this Agreement.

“Company Stock Plan” shall mean each of the Company 1998 Stock Incentive Plan, as amended August 10, 1999, the Company Amended and Restated 2001 Share Incentive Plan and the Company Amended and Restated 2004 California Share Incentive Plan.

“Company Unvested Stock Option” shall mean each Option that remains outstanding as of the Effective Time, but which has not vested and become exercisable as of the Effective Time (after giving effect to the transactions contemplated by this Agreement).

“Company Vested Stock Option” shall mean each Option that remains outstanding as of the Effective Time to the extent that such Option has become vested and exercisable as of the Effective Time (after giving effect to the transactions contemplated by this Agreement).

“Confidential Information” shall mean any confidential or proprietary information of the Company that is furnished to the Buyer by the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Buyer, (C) which the Buyer knew or to which the Buyer had access prior to disclosure without an obligation of confidentiality or (D) which the Buyer rightfully obtains from a source other than the Company without an obligation of confidentiality.

“Continuing Employees” shall have the meaning set forth in Section 4.9(a).

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(v), excluding, however, consequential or incidental damages, including lost profits, other than to third parties.

“Definitive Financing Agreements” shall have the meaning set forth in Section 4.21.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

“Dollars” has the meaning set forth in Section 1.11.

“Earnout Arbiter” shall have the meaning set forth in Section 1.8(b).

“Earnout EBITDA” shall mean the Company’s EBITDA, which is earnings before interest, tax, depreciation and amortization, for the 2007 Earnout Period or 2008 Earnout Period, as applicable.

“Earnout Period” shall refer to either the 2007 Earnout Period or the 2008 Earnout Period, as determined in accordance with Section 1.8 hereof.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any employment, consulting, severance, termination, pension, retirement, profit sharing, bonus, incentive, deferred compensation, retention, change in control, savings, life, health, disability, accident, medical, insurance, vacation or other employee compensation or welfare fringe benefit plan, program, arrangement, agreement or commitment, and any stock option, stock appreciation, restricted stock, phantom equity or other equity-based plan, program, arrangement, agreement, policy (whether formal or informal) or commitment, including each “employee benefit plan” as defined in Section 3(3) of ERISA.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:  (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment or the workplace of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated with Materials of Environmental Concern; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.  The term “Environmental Law” does not include any changes in Environmental Laws occurring after the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit C.

“Escrow Agent” shall mean Mellon Investor Services, LLC, a New Jersey limited liability company.

“Escrow Cash” has the meaning set forth in Section 1.3(g).

“Escrow Termination Date” shall have the meaning set forth in Section 1.9(a).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.6(a)(i).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.6(a)(i).

“Estimated Closing Working Capital Excess” shall have the meaning set forth in Section 1.6(a)(ii).

“Estimated Closing Working Capital Shortfall” shall have the meaning set forth in Section 1.6(a)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Options” shall mean all Company Unvested Stock Options.

 “Financial Statements” shall mean:

(a)           the audited balance sheets and statements of income, stockholders’ equity and cash flows of the Company as of the end of and for each of the last two fiscal years, and

(b)           the Most Recent Balance Sheet and the unaudited statements of income, changes in stockholders’ equity and cash flows for the nine months ended as of the Most Recent Balance Sheet Date.

“Financing” shall have the meaning set forth in Section 4.21.

“Foreign Plans” shall have the meaning set forth in Section 2.20(m).

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” shall mean any Taxes imposed upon or measured by net income.

“Income Tax Return” shall mean any Tax Return relating to Income Taxes.

“Indemnification Representative” shall have the meaning set forth in Section 1.10(a).

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnitee” shall have the meaning set forth in Section 4.7(a).

“Intellectual Property” shall mean all (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, court order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lease” shall mean any lease, sublease, license or other agreement (written or oral), including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto, pursuant to which the Company leases or subleases any real property from another party.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Lock-Up Agreement” shall mean a Lock-Up Agreement duly executed and delivered by each of the Company Stockholders, a form of which is attached as Exhibit D hereto.

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“McGowan Employment Agreement” shall mean that certain Employment Agreement entered into by Michael McGowan and effective as of the Closing Date, a form of which is attached as Exhibit E-1 hereto.

“McGowan Non-Competition Agreement” shall mean that certain Confidentiality, Non-Competition and Non-Solicitation Agreement entered into by Michael McGowan and effective as of the Closing Date, a form of which is attached as Exhibit E-2 hereto.

“McGowan Note” shall mean that certain Promissory Note between Oxford Global Resources, Inc. and Michael McGowan, dated June 12, 2001, as amended November 5, 2004.

“Merger” shall have the meaning set forth in Section 1.1.

“Merger Consideration” shall mean, collectively, the Cash Consideration, the Stock Consideration, the 2007 Earnout Amount and the 2008 Earnout Amount.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean September 30, 2006.

“Non-Competition Agreement” shall mean a Non-Competition Agreement duly executed and delivered by each of the Company Stockholders, a form of which is attached as Exhibit E hereto.

“Obligations” shall mean all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness for borrowed money.

“Option” shall mean each option to purchase or acquire Company Shares granted under any Company Stock Plan.

“Option Adjustment Amount” means the quotient obtained by dividing the Working Capital Shortfall by the sum of the number of Company Shares outstanding immediately prior to the Closing plus the number of Options, other than Excluded Options, outstanding immediately prior to the Closing.

“Optionholder” shall mean a holder of Company Vested Stock Options.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owned Real Property” shall mean each item of real property owned by the Company.

“Parties” shall mean the Buyer, the Transitory Subsidiary, the Company and the Company Stockholders.

“Per Share 2007 Earnout Amount” means the quotient obtained by dividing the 2007 Earnout Amount by the sum of the number of Company Shares outstanding immediately prior to the Closing plus the number of Options, other than Excluded Options, outstanding immediately prior to the Closing.

“Per Share 2007 Optionholder Earnout Amount” means the Per Share 2007 Earnout Amount less the Option Adjustment Amount.

“Per Share 2007 Stockholder Earnout Amount” means the sum of (i) the Per Share 2007 Earnout Amount plus (ii) the quotient of the Aggregate Option Adjustment Amount divided by the number of Company Shares outstanding immediately prior to the Closing.

“Per Share 2008 Earnout Amount” means the quotient obtained by dividing the 2008 Earnout Amount by the sum of the number of Company Shares outstanding immediately prior to the Closing plus the number of Options, other than Excluded Options, outstanding immediately prior to the Closing.

“Per Share Cash Consideration” means the quotient obtained by dividing (i) the Cash Consideration plus the Aggregate Exercise Price plus $10,000,000 by (ii) the sum of the number of Company Shares outstanding immediately prior to the Closing plus the number of Options, other than Excluded Options, outstanding immediately prior to the Closing less (A) (i) $10,000,000 divided by (ii) the number of Company Shares outstanding immediately prior to the Closing and (B) (i) the Escrow Cash divided by (ii) the number of Company Shares outstanding immediately prior to the Closing.

“Per Share Stock Consideration” means the quotient obtained by dividing the Stock Consideration by the number of Company Shares outstanding immediately prior to the Closing.

“Per Share Option Consideration” means the quotient obtained by dividing (i) the Cash Consideration plus the Aggregate Exercise Price plus $10,000,000 by (ii) the sum of the number of Company Shares outstanding immediately prior to the Closing plus the number of Options, other than Excluded Options, outstanding immediately prior to the Closing.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date.

 “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date.

 “Purchase Price” shall have the meaning set forth in Section 1.5(c).

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by 95% of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 4.17(d)(i).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, lien, charge or encumbrance (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company, and (iv) liens for taxes not yet due and payable or being contested in good faith.

“Stock Consideration” shall have the meaning set forth in Section 1.5(c).

“Stockholder Registration Statement” shall mean a registration statement on Form S-3 covering the resale to the public by the Company Stockholders of the Stock Consideration.

“Straddle Period” shall mean any taxable period or portion thereof beginning before and ending after the Closing Date.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

“Target Working Capital” shall have the meaning set forth in Section 1.6(a)(ii).

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, whether or not disputed, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Proceeding” shall mean any audit, administrative appeal, claim for refund, or contest or defense against any assessment, notice of deficiency, or other proposed adjustment relating to any and all Taxes of the Company.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a Taxing authority or Governmental Entity with jurisdiction over Taxes.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“Working Capital Excess” shall have the meaning set forth in Section 1.6(b)(iv).

“Working Capital Shortfall” shall have the meaning set forth in Section 1.6(b)(iv).

ARTICLE IX
MISCELLANEOUS

9.1           Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and Thomas F. Ryan, which shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and, prior to making the disclosure, provide them with a reasonably opportunity to review a copy of the proposed disclosure and shall consider their comments in good faith). The Parties will consult with each other concerning the means by which the Surviving Company’s employees, customers, and suppliers and others having dealings with the Surviving Company will be informed of the transactions contemplated hereby, and Buyer will have the right to be present for any such communication.

9.2           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions of Article VI concerning indemnification are intended for the benefit of the Indemnified Parties, and (b) the provisions of Section 4.7 concerning indemnification are intended for the benefit of the individuals specified therein.

9.3           Entire Agreement.  This Agreement (including the documents referred to herein) shall constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including, but not limited to, the Confidentiality Agreement between the Buyer and the Company dated as of July 28, 2006.

9.4           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  Other than as contemplated by this Agreement, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that, subject to Section 1.8(e), Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all its obligations hereunder).

9.5           Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

9.6           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company: Michael J. McGowan President & COO Oxford Global Resources, Inc. 100 Cummings Center, Suite 206L Beverly, MA 01915	Copy to: Wilmer Cutler Pickering Hale and Dorr LLP 1100 Winter Street, Suite 4650 Waltham, MA 02451 Attention: John H. Chory, Esq.

If to the Indemnification Representative: Thomas F. Ryan 206 Locha Drive Jupiter, FL 33458	Copy to: Wilmer Cutler Pickering Hale and Dorr LLP 1100 Winter Street, Suite 4650 Waltham, MA 02451 Attention: John H. Chory, Esq.

If to the Buyer: Peter T. Dameris Chief Executive Officer and President On Assignment, Inc. 26651 West Agoura Road Calabasas, CA 91302	Copy to: Latham & Watkins LLP 633 West Fifth St., Ste. 4000 Los Angeles, California 90071 Attention: Steven B. Stokdyk, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8           Governing Law.  This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9           Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Indemnification Representative.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11         Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Section 9.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

9.12         Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)           Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           Any reference herein to “including” shall be interpreted as “including without limitation.”

(d)           Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

9.13         Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Legal Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 9.8 and 9.11, in addition to any other remedy to which they may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE BUYER: ON ASSIGNMENT, INC.

Date:	January 3, 2007	By:	/s/ Peter Dameris
Name: Peter Dameris
Title: Chief Executive Officer and President

THE TRANSITORY SUBSIDIARY: ON ASSIGNMENT 2007 ACQUISITION CORP.

Date:	January 3, 2007	By:	/s/ Peter Dameris
Name: Peter Dameris
Title: Chief Executive Officer and President

THE COMPANY: OXFORD GLOBAL RESOURCES, INC.

Date:	January 3, 2007	By:	/s/ Michael J. McGowan
Name: Michael J. McGowan
Title: Chief Operating Officer and President

INDEMNIFICATION REPRESENTATIVE:

Date:	January 3, 2007	By:	/s/ Thomas F. Ryan
Name: Thomas F. Ryan

The following Company Stockholders hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Section 4.17(d), Article VI and the other obligations of the Company Stockholders under this Agreement.

By:	/s/ Thomas F. Ryan
Thomas F. Ryan		Date:	January 3, 2007

THOMAS F. RYAN QUALIFIED ANNUITY TRUST #3

By:	/s/ Thomas F. Ryan
	Thomas F. Ryan, as Trustee	Date:	January 3, 2007
and not individually

THOMAS F. RYAN QUALIFIED ANNUITY TRUST #1 F/B/O TRACEY BRIONES

By:	/s/ George H. Rogers III
	George H. Rogers, III as Trustee	Date:	January 3, 2007
and not individually

By:	/s/ Tracey Briones
	Tracey Briones, as Trustee	Date:	January 3, 2007
and not individually

THOMAS F. RYAN QUALIFIED ANNUITY TRUST #1 F/B/O THOMAS RYAN JR.

By:	/s/ George H. Rogers III
	George H. Rogers, III as Trustee	Date:	January 3, 2007
and not individually

By:	/s/ Thomas F. Ryan, Jr.
	Thomas F. Ryan, Jr., as Trustee	Date:	January 3, 2007
and not individually

THOMAS F. RYAN QUALIFIED ANNUITY TRUST #1 F/B/O ADAM RYAN

By:	/s/ George H. Rogers III
	George H. Rogers, III as Trustee	Date:	January 3, 2007
and not individually

By:	/s/ Adam Ryan
	Adam Ryan, as Trustee	Date:	January 3, 2007
and not individually

The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

/s/ Kristi Wolff
Kristi Wolff, Secretary

The undersigned, being the duly elected Secretary or Assistant Secretary of the Company, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.

/s/ Rob Indresano
Secretary or Assistant Secretary